Exhibit 10.10

STOCK PURCHASE AGREEMENT

BY AND AMONG

ICF CONSULTING GROUP, INC.

ICF CONSULTING GROUP HOLDINGS, INC.

TERRENCE R. COLVIN

WESLEY C. PICKARD

DONALD L. ZIMMERMAN

AND

THE OTHER SHAREHOLDERS OF SYNERGY, INC.

Effective January 1, 2005

TABLE OF CONTENTS

This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope, intent or meaning of any provision of this Agreement.

ARTICLE I Definitions and Rules of Construction		2
1.1	Definitions.	2
1.2	Rules of Construction.	12

ARTICLE II Closing; Purchase Price; Adjustments; Escrow		13
2.1	Closing.	13
2.2	Purchase Price; Payment.	13
2.3	Shareholders’ Representative.	15

ARTICLE III Representations and Warranties of the Shareholders		17
3.1	Organization and Power.	17
3.2	Authorization and Enforceability.	17
3.3	No Violation.	18
3.4	Consents.	18
3.5	Financial Statements.	18
3.6	Relationships with Affiliates.	19
3.7	Indebtedness to/from Officers, Directors, Shareholders and Employees.	20
3.8	No Adverse Change.	20
3.9	Conduct of the Business.	20
3.10	Corporate and Capital Structure.	21
3.11	Title to Shares.	21
3.12	Charter, Bylaws and Corporate Records.	22
3.13	Assets – In General.	22
3.14	Real Property Interests.	22
3.15	Personal Property.	23
3.16	Intellectual Property Rights.	23
3.17	Contracts and Bids.	25
3.18	Federal and State Government Contracts.	27
3.19	Clients.	31
3.20	Backlog.	32
3.21	Compliance with Laws.	32
3.22	Environmental Matters.	32
3.23	Licenses and Permits.	32
3.24	Absence of Certain Business Practices.	33
3.25	Litigation.	33
3.26	Personnel Matters.	34
3.27	Labor Matters.	35
3.28	ERISA.	36
3.29	Tax Matters.	39
3.30	Insurance.	41
3.31	Bank Accounts.	42
3.32	Powers of Attorney.	42

3.33	No Broker.	42
3.34	No Unusual Transactions.	42

ARTICLE IV Representations and Warranties of ICF		44
4.1	Organization and Power.	44
4.2	Corporate Authorization.	44
4.3	No Violation.	44
4.4	Consents.	45
4.5	Litigation.	45
4.6	Charter, Bylaws and Corporate Records.	45
4.7	Capital Structure.	45
4.8	ICF Holdings Financial Statements.	45
4.9	No Adverse Change.	46
4.10	ICF Holdings Shares.	46
4.11	Availability of Funds.	46
4.12	Investment Intent.	46
4.13	No Additional Representations.	46

ARTICLE V Covenants		47
5.1	Bonuses.	47
5.2	Access to Books and Records Following the Closing.	47
5.3	Shareholders’ Post-Closing Confidentiality Obligation.	47
5.4	Expenses.	48
5.5	Non-Competition and Nonsolicitation of Employees.	48
5.6	Non-Key Employees.	50
5.7	Certain Tax Matters.	50
5.8	Public Announcements.	52
5.9	Legg Mason Agreement.	52
5.10	Columbia Road Lease.	53
5.11	Post-Closing Wind-Up of Terminated Pension Plans; Indemnifications Related to Pension Plans.	54

ARTICLE VI Deliveries by the Shareholders and Synergy at Closing		55
6.1	Escrow Agreements.	55
6.2	Consents.	55
6.3	Closing Financial Statements.	55
6.4	Key Employee Agreements.	55
6.5	Standard Employee Documents.	55
6.6	Zimmerman and Zorich Employment Agreements.	56
6.7	Synergy Pre-2004 Bonus Releases.	56
6.8	Accrued Principal Shareholders’ Bonuses Releases.	56
6.9	Actions with Respect to the Pension Plans.	56
6.10	Indemnification Waivers and Releases	56
6.11	Resignations of Directors and Officers.	56
6.12	Termination of Shareholders Agreements and Loans.	56
6.13	Termination of BB&T Bank Facility.	57
6.14	Release of Liens.	57

6.15	Shareholders Agreement.	57
6.16	Transaction Costs Releases.	57
6.17	Acceptance of Deliverables under Wisconsin Contract.	57
6.18	Option Releases.	57
6.19	Further Instruments.	57

ARTICLE VII Deliveries by ICF at Closing		58
7.1	Escrow Agreements.	58
7.2	Closing Purchase Consideration and Escrow Deposit.	58
7.3	Senior Management Employment Agreements.	58
7.4	Shareholders Agreement.	58
7.5	Further Instruments.	58

ARTICLE VIII Survival and Indemnification		58
8.1	Survival of Representations and Warranties.	58
8.2	Indemnification.	59
8.3	Escrow Accounts.	63
8.4	Exclusive Remedies.	64
8.5	Mitigation.	64

ARTICLE IX Miscellaneous		64
9.1	Further Assurances.	64
9.2	Notices.	64
9.3	Governing Law.	66
9.4	Entire Agreement.	66
9.5	Severability.	66
9.6	Amendment.	66
9.7	Effect of Waiver or Consent.	66
9.8	Rights and Remedies Cumulative.	67
9.9	Parties in Interest; Limitation on Rights of Others.	67
9.10	Assignability.	67
9.11	Dispute Resolution and Arbitration.	67
9.12	Jurisdiction; Court Proceedings; Waiver of Jury Trial.	69
9.13	No Other Duties.	69
9.14	Reliance on Counsel and Other Advisors.	69
9.15	Release by Shareholders.	70
9.16	Counterparts.	70

SCHEDULES

Section	Title
3.1(b)	Jurisdictions where Synergy and each Acquired Subsidiary is qualified or licensed to do business; good standing

3.1(c)	Acquired Subsidiaries

3.4	Consents

3.5(b)	Undisclosed Liabilities

3.5(d)	Letters of Credit and Guarantees

3.5(e)	Contingent or Deferred Acquisition Expenses or Payments

3.6	Interest of Affiliates and Shareholders in Property or Contracts of Synergy

3.7	Indebtedness To/From Officers, Directors, Shareholders and Employers

3.9(a)	Cooperative Business Arrangements

3.9(b)	Letters of Intent, Non-Competition and Non-Disclosure Arrangements

3.10(a)	Capitalization of Synergy and Each Acquired Subsidiary

3.10(b)	Interests in Other Persons

3.13	Assets—In General

3.14	Real Property Interests

3.15	Personal Property, owned or leased

3.16(a)	Commercial Software and Intellectual Property Rights

3.16(b)	Intellectual Property Rights used by, but not owned by Synergy

3.16(c)	Rights of other Persons to Intellectual Property Rights or Intellectual Property

3.16(f)	Government Data and Software Rights

3.16(g)	Software Programs

3.17(a)	List of Scheduled Contracts

3.17(b)	Status of Scheduled Contracts

3.17(c)	List and status of bids, proposals or quotations

3.18(b)	List of Government Contracts, Subcontracts, Bids

3.18(c)	Status of Government Contracts, Subcontracts, Bids

3.18(d)	Investigations

3.18(e)	Financing Arrangements and Claims

3.18(f)	Multiple Award Schedule Contracts

3.18(g)	Government-Furnished Property

3.18(h)	Former Government Officials

3.18(i)	Timekeeping Policy

3.20	Backlog

3.23(a)	Permits

3.25(a)	Litigation Pending or Threatened

3.25(b)	Basis for Claim

3.26(a)	List and Positions of Personnel

3.26(b)	Accrued Principal Shareholders Bonuses

3.26(c)	Synergy Pre-2004 Bonuses

3.26(d)	ICF Pre-2004 Bonuses

3.26(e)	Accrued 2004 Bonus Liability

3.26(g)	Personnel Policies and Manuals

3.26(h)	Bonus, Incentive Compensation, Severance and Similar Programs

3.28(b)	List of Plans

3.28(h)	Pension Plans Without IRS Favorable Determination Letter

3.28(j)	Required Contributions

3.29	Tax Matters

3.30(a)	General Insurance

3.30(b)	Life Insurance

3.31	Bank Accounts

3.32	Powers of Attorney

3.34	No Unusual Transactions

EXHIBITS

A	Shareholders Information; Cash at Closing
B	Option Holders; Options; Cash at Closing
C	Financial Statements
D-1	General Indemnity Escrow Agreement
D-2	Lease Escrow Agreement
E	Shareholders Agreement
F	Form Option Release
G	Description of Sale of Illiquid Pension Plan Assets
H	Scheduled Transaction Costs
I	Standard Employee Documents
J	Columbia Road Lease
K	Form Indemnification Waiver and Release
L	Key Employees
M	Senior Management Employment Agreements

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (“Agreement”), dated as of January 1, 2005 (the “Effective Date”), by and among (i) ICF Consulting Group, Inc., a Delaware corporation (“ICF”), (ii) ICF Consulting Group Holdings, Inc., a Delaware corporation (“ICF Holdings”), (iii) Terrence R. Colvin (“Colvin”), Wesley C. Pickard (“Pickard”) and Donald L. Zimmerman (“Zimmerman”) (Colvin, Pickard and Zimmerman are hereinafter sometimes individually referred to as a “Principal Shareholder” and collectively as the “Principal Shareholders”) and (iv) the other shareholders of Synergy, Inc., a District of Columbia corporation (“Synergy”), all of whom are listed on Exhibit A.

RECITALS:

R-1. The Principal Shareholders are the holders and owners of approximately ninety one and eight tenths percent (91.8%) of the issued and outstanding shares of capital stock of Synergy (all of such outstanding shares being hereinafter referred to as the “Shares”).

R-2. ICF Holdings is the owner and holder of all of the issued and outstanding shares of ICF.

R-3. ICF desires to acquire all of the outstanding Shares for cash and common stock of ICF Holdings, and the Shareholders and Synergy desire the same, upon the terms and subject to the conditions of this Agreement.

R-4. Upon the closing of the transactions contemplated by this Agreement, all of the issued and outstanding options to purchase Capital Stock of Synergy (the “Options”) will be exercised or cancelled so that, upon the closing of the transactions contemplated by this Agreement, ICF will own, directly or indirectly, all of the issued and outstanding Capital Stock of Synergy and no rights to obtain Capital Stock of Synergy will be outstanding.

NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, ICF and the Shareholders agree as follows:

ARTICLE I

Definitions and Rules of Construction

1.1 Definitions.

As used in this Agreement, the following terms shall have the meanings set forth:

“Accrued 2004 Bonus Liability” has the meaning set forth in Section 3.26(e).

“Accrued Principal Shareholders’ Bonuses” has the meaning set forth in Section 3.26(b).

“Accrued Principal Shareholders’ Bonuses Releases” has the meaning set forth in Section 5.1(a).

“Acquired Business” means the operations of Synergy and each of the Acquired Subsidiaries as conducted immediately prior to the Closing.

“Acquired Subsidiaries” means and refers to all of Synergy’s wholly owned subsidiaries (a list of which is shown on Section 3.1(c) of the Disclosure Schedule) and “Acquired Subsidiary” means and refers to any one of the Acquired Subsidiaries.

“Active” has the meaning set forth in Section 3.18(a)(i).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Net Option Consideration” means the sum of all of the Net Option Consideration shown to be due each of the Option Holders on Exhibit B

“Audited Financial Statements” means collectively the audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow together with accompanying notes of Synergy and the Acquired Subsidiaries as of December 31, 2001 and December 31, 2002, together with the December 2003 Financial Statements.

“Benefit Arrangement” has the meaning set forth to in Section 3.28(a)(i).

“Bid” has the meaning set forth in Section 3.18(a)(ii).

“Business Day” shall mean any day other than a Saturday, Sunday, or any Federal or Commonwealth of Virginia holiday. If any period expires on a day that is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day that is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Capital Stock” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including without limitation common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person.

“Claimant” has the meaning set forth in Section 9.11(a).

“Claims” means jointly all Third-Party Claims and Direct Claims.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Financial Statements” has the meaning set forth in Section 3.34(b).

“Closing Purchase Consideration” has the meaning set forth in Section 2.2(a)(i)(A).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of subsequent superseding Federal revenue laws.

“Columbia Road Lease” has the meaning set forth in Section 5.10(a).

“Columbia Road Premises” has the meaning set forth in Section 5.10(a).

“Colvin” means Terrence R. Colvin.

“Commercial Software” means commercially available Software licensed pursuant to a standard license agreement.

“Competitive Business Activities” has the meaning set forth in Section 5.5(a).

“Consultant” means any Person who is or has been engaged as a consultant by Synergy or any of the Acquired Subsidiaries or who otherwise provides services to Synergy or any Acquired Subsidiary under a contractual arrangement.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Copyrights” means all United States and foreign copyright registrations and applications therefor.

“Customer” has the meaning set forth in Section 5.5(b).

“December 2003 Balance Sheet” means the audited consolidated balance sheet of Synergy and the Acquired Subsidiaries as of December 31, 2003 included in the December 2003 Financial Statements.

“December 2003 Financial Statements” means the audited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow together with accompanying notes of Synergy and the Acquired Subsidiaries as of December 31, 2003, a copy of which is included in the Financial Statements attached as Exhibit C.

“Direct Claim” and “Direct Claims” mean any claim or claims (other than Third Party Claims) by an Indemnified Party against an Indemnifying Party for which the Indemnified Party may seek indemnification under this Agreement.

“Direct Claim Notice” has the meaning set forth in Section 8.2(d).

“Direct Claim Notice Period” has the meaning set forth in Section 8.2(d).

“Dispute Notice” has the meaning set forth in Section 9.11(a).

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses, or agreements relating to human health, the environment or omissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof. Without limiting the generality of the foregoing, “Environmental Laws” include: (a) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. § 4611 and 42 U.S.C. § 9601 et seq., as amended; (c) the Superfund Amendment and Reauthorization Act of 1984, as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Clean Water Act, 33 U.S.C. 5 1251 et seq.; (f) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and (g) the Occupational Safety and Health Act of 1976, 29 U.S.C.A. § 651, as amended, and all rules and regulations promulgated thereunder.

“Environmental Liabilities” means all liabilities, whether vested or unvested, fixed or unfixed, actual or potential, which arise under or relate to Environmental Laws, as applied to the facilities and business of Synergy or any of the Acquired Subsidiaries, including, without limitation: (i) the investigation, clean-up or remediation of contamination or environmental degradation or damage caused by or arising from the generation, use handling, treatment, storage, transportation, disposal, discharge, release or emission of Hazardous Substances, (ii) personal injury, wrongful death or property damage claims; or (iii) claims for natural resource damages.

“ERISA” has the meaning set forth in Section 3.28(a)(ii).

“ERISA Affiliate” has the meaning set forth in Section 3.28(a)(iii).

“Escrow Accounts” has the meaning set forth in Section 2.1(c) and “Escrow Account” shall refer to any one of the Escrow Accounts.

“Escrow Agent” has the meaning set forth in Section 2.1(c).

“Escrow Agreements” means jointly the General Indemnity Escrow Agreement and the Lease Escrow Agreement.

“Escrow Deposit” has the meaning set forth in Section 2.2(a)(i)(B).

“Escrowed Funds” has the meaning set forth in Section 2.1(c).

“Financial Statements” means collectively (i) the Audited Financial Statements, (ii) the September 2004 Financial Statements, and (iii) the Closing Financial Statements, copies of all of which are attached as Exhibit C.

“Fringe Benefits Plan” has the meaning set forth in Section 3.28(b).

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.

“General Indemnity Escrow Agreement” has the meaning set forth in Section 2.1(c).

“General Indemnity Cap” has the meaning set forth in Section 5.11(f).

“General Indemnity Escrow” has the meaning set forth in Section 2.1.

“General Indemnity Escrow Account” has the meaning set forth in Section 2.2(a)(i)(C).

“General Indemnity Escrow Amount” has the meaning set forth in Section 2.2(a)(i)(D).

“Governmental Authority” means any nation or government, any foreign or domestic Federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Government Contract” has the meaning set forth in Section 3.18(a)(iii).

“Government-Furnished Property” has the meaning set forth in Section 3.18(g).

“Government Prime Contract” has the meaning set forth in Section 3.18(a)(iv).

“Government Subcontract” has the meaning set forth in Section 3.18(a)(v).

“Hazardous Substances” means any substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or which is the subject of, applicable Environmental Laws.

“ICF” means and refers to ICF Consulting Group, Inc., a Delaware corporation.

“ICF Holdings” means and refers to ICF Consulting Group Holdings, Inc., a Delaware corporation.

“ICF Holdings Financial Statements” means the December 31, 2003 Annual Report of ICF Holdings and Subsidiary.

“ICF Holdings Shares” has the meaning set forth in Section 2.2(a)(i)(E).

“ICF Holdings Share Value” means $7.34 per share.

“ICF Indemnitees” has the meaning set forth in Section 8.2(b)(i).

“ICF Pension Plan Claims / Costs Cap” has the meaning set forth in Section 5.11(c).

“ICF Pre-2004 Bonuses” has the meaning set forth in Section 3.26(d).

“Indemnification Waiver and Release” has the meaning set forth in Section 5.11(b).

“Indebtedness for Borrowed Money” means any and all outstanding indebtedness for borrowed money of Synergy and the Acquired Subsidiaries as shown on the Closing Financial Statements.

“Indemnified Party” means and refers to a party that has the right under ARTICLE VIII to seek indemnification from an Indemnifying Party.

“Indemnifying Party” means and refers to a party that has the obligation under ARTICLE VIII to indemnify an Indemnified Party.

“Intellectual Property” means Software and Technology.

“Intellectual Property Rights” means rights that exist under Laws respecting Copyrights, Patents, Trademarks and Trade Secrets.

“IRS” means and refers to the Internal Revenue Service.

“Key Employees” has the meaning set forth in Section 6.4.

“Knowledge of ICF” means the actual knowledge of any of the following personnel of ICF: Sudhakar Kesavan, John Wasson, Alan Stewart and George Lowden.

“Knowledge of ICF Holdings” means actual knowledge of either Sudhakar Kesavan or Alan Stewart.

“Knowledge of Synergy” means the actual knowledge of any of the following personnel of Synergy: Terrence R. Colvin, Donald L. Zimmerman, Wesley C. Pickard, David R. Zorich, Monika E. Ruppert and, with respect to matters falling under their areas of responsibility as Synergy employees, William R. Hodges, Jennifer J. Googins, James A. Lutz, and Fred H. Czerner, Jr.

“Laws” means (a) all constitutions, treaties, laws, statutes, codes, regulations, ordinances, orders, decrees, rules, or other requirements with similar effect of any Governmental Authority, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority, and (c) all provisions of the foregoing, in each case binding on or affecting the Person referred to in the context in which such word is used; “Law” means any one of them and the words “Laws” and “Law” include Environmental Laws.

“Lease Escrow” has the meaning set forth in Section 2.1.

“Lease Escrow Account” has the meaning set forth in Section 2.2(a)(i)(F).

“Lease Escrow Agreement” has the meaning referred to in Section 2.1(c).

“Lease Escrow Amount” has the meaning set forth in Section 2.2(a)(i)(G).

“Leasehold Costs” has the meaning set forth in Section 5.10(b).

“Leasehold Obligations” has the meaning set forth in Section 5.10(c).

“Leasehold Indemnification Claim” has the meaning set forth in Section 5.10(c).

“Legg Mason” refers to Legg Mason Wood Walker, Incorporated.

“Legg Mason Agreement” has the meaning set forth in Section 3.33.

“Legg Mason Fees” has the meaning set forth in Section 5.9.

“Lien” means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

“Material Adverse Effect” shall mean any event, circumstance, change or effect that has had, or is reasonably likely to have, a material adverse effect (i) on the business, operations, properties, assets, condition (financial or otherwise), or results of operations of Synergy or any of the Acquired Subsidiaries, taken as a whole, other than any change, circumstance or event contemplated by this Agreement or (ii) on the ability of the Shareholders or any of the Companies to consummate the Contemplated Transactions in a timely manner. Any adverse change, event or effect that is caused by (a) conditions affecting the United States or international economy generally, (b) any condition in the industries in which Synergy or the Acquired Subsidiaries compete, (c) the announcement or pendency of the sale of Synergy and the Acquired Subsidiaries, (d) changes in Laws or interpretations thereof by any Governmental Authority and (e) any breach by ICF of any covenant or obligation set forth in this Agreement, shall not be taken into account in determining whether there has been or would be a Material Adverse Effect on Synergy or the Acquired Subsidiaries.

“Net Option Consideration” means for each Option Holder, the Net Option Consideration payable to each Option Holder for his Options as shown on Exhibit B.

“Non-Competition Period” has the meaning set forth in Section 5.5(a).

“Non-Key Employees” has the meaning set forth in Section 5.6.

“Non-Principal Shareholders” has the meaning set forth in Section 8.2(f).

“Option Holders” means the Persons identified on Exhibit B as holding Options.

“Option Release” has the meaning set forth in Section 3.10(c).

“Options” has the meaning referred to in Recital R-4.

“Patents” means issued patents, including United States and foreign patents and applications therefor; divisions, reissues, continuations, continuations-in-part, reexaminations, renewals and extensions of any of the foregoing; and utility models and utility model applications.

“PBGC” has the meaning set forth in Section 3.28(a)(iv).

“Pension and Profit Sharing Plan Transactions” has the meaning referred to in Section 3.28(m).

“Pension and Profit Sharing Plan Transactions Costs” means all costs of every kind in nature incurred by Synergy, all or any of the Shareholders or any of the Pension Plan Fiduciaries in connection with the Pension and Profit Sharing Plan Transactions.

“Pension Plan” has the meaning set forth in Section 3.28(a)(v).

“Pension Plan Claims” has the meaning set forth in Section 5.11(b).

“Pension Plan Fiduciaries” has the meaning set forth in Section 5.11(b).

“Permits” has the meaning set forth in Section 3.23(a).

“Permitted Encumbrance” means any (i) mechanics’, materialmens’ and similar liens with respect to amounts not yet due and payable, (ii) liens for Taxes not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, (iii)

liens securing rental payments under capital lease arrangements that are included on the Schedules and (d) such other encumbrances or imperfections in or failure of title which would not, individually or in the aggregate, materially impair the continued use and operation, or materially reduce the value of, the assets affected by such encumbrances.

“Person” means any individual, person, Entity, or Governmental Authority, and the heirs, executors, administrators, legal representatives, successors and assigns of the “Person” when the context so permits.

“Personal Property” has the meaning set forth in Section 3.15.

“Personnel” has the meaning set forth in Section 3.26(a).

“Pickard” means Wesley C. Pickard.

“Plan” has the meaning set forth in Section 3.28(a)(vi).

“Post-Closing Pension Plan Administration” has the meaning set forth in Section 5.11(a).

“Post-Closing Pension Plan Administrative Costs” has the meaning set forth in Section 5.11(a).

“Post-Closing Purchase Consideration” has the meaning set forth in Section 2.2(a)(i)(H).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.7(b).

“Principal Shareholder Affiliates” has the meaning set forth in Section 5.3.

“Prior Period Returns” has the meaning set forth in Section 5.7(a).

“Prospective Customer” has the meaning set forth in Section 5.5(b).

“Purchase Consideration Percentage” has the meaning set forth in Section 2.2(a)(i)(I).

“Real Property Interests” has the meaning set forth in Section 3.14.

“Released Parties” has the meaning set forth in Section 9.15.

“Respondent” has the meaning set forth in Section 9.11(a).

“Schedule,” as used in this Agreement together with a numerical designation, means a section of the Disclosure Schedule of even date herewith delivered by the Principal Shareholders and/or Synergy in connection with the execution and delivery of this Agreement (the “Disclosure Schedule”).

“Scheduled Contract” has the meaning set forth in Section 3.17(a).

“Scheduled Transaction Costs” has the meaning set forth in Section 5.4.

“Senior Management Employment Agreements” has the meaning set forth in Section 6.7.

“September 2004 Financial Statements” means the internally prepared consolidated interim balance sheet and related interim consolidated statements of operations, changes in shareholders equity and cash flows for the period January 1, 2004 through September 30, 2004, a copy of which is included as part of the Financial Statements attached as Exhibit C hereto.

“Shareholder” and “Shareholders” mean respectively any Person or all of the Persons identified on Exhibit A as holding Shares.

“Shareholders Indemnitee” has the meaning set forth in Section 8.2(a).

“Shareholders’ Representative” has the meaning set forth in Section 2.3(a).

“Shareholders Agreement” has the meaning set forth in Section 2.2(a)(iii).

“Shares” has the meaning set forth in Recital R-1.

“Software” means the manifestation, in tangible or physical form, including, but not limited to, in magnetic media, firmware, and documentation, of computer programs and databases, such computer programs and databases to include, but not limited to, management information systems, and personal computer programs. The tangible manifestation of such programs may be in the form of, among other things, source code, flow diagrams, listings, object code, and microcode. Software does not include any Technology.

“Software Programs” has the meaning set forth in Section 3.16(g).

“Standard Employee Documents” has the meaning set forth in Section 5.6.

“Straddle Period” has the meaning set forth in Section 5.7(b).

“Subcontract” has the meaning set forth in Section 3.18(a)(vi).

“Subsidiary” means and refers to any corporation, association or other business entity of which more than fifty (50) percent of the issued and outstanding shares of capital stock or equity interests is owned or controlled, directly or indirectly, by Synergy, ICF, or ICF Holdings, as the case may be, and in which Synergy, ICF, or ICF Holdings, as the case may be, has the power, directly or indirectly, to elect a majority of the directors

“Success Markets” means and refers to Success Markets, Inc.

“Survival Date” has the meaning set forth in Section 8.1.

“Surviving Representations” has the meaning set forth in Section 8.1.

“Synergy” means Synergy, Inc., a District of Columbia corporation.

“Synergy Pre-2004 Bonuses” has the meaning set forth in Section 3.26(c).

“Synergy Pre-2004 Bonuses Releases” has the meaning set forth in Section 3.26(c).

“Taxes” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, custom, tariff, impost, levy, duty, government fee or other like assessment or charge.

“Taxpayer” and “Taxpayers” shall have the meaning set forth in Section 3.29.

“Tax Return” means any return, report, form or similar statement or document (including, without limitation, any related or supporting information or schedule attached thereto and any information return, claim for refund, amended return and declaration of estimated tax) that has been or is required to be filed with any Taxing Authority or that has been or is required to be furnished to any Taxing Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxing Authority” means any government or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Teaming Agreement” has the meaning set forth in Section 3.18(a)(vii).

“Technology” means all types of technical information and data, whether or not reduced to tangible or physical form, including, but not limited to: know-how; product definitions and designs; research and development, engineering, manufacturing, process, test, quality control, procurement, and service specifications, procedures, standards, and reports; blueprints; drawings; materials specifications, procedures, standards, and lists; catalogs; technical information and data relating to marketing and sales activity; and formulae. Technology does not include any Software.

“Third-Party Claims” means a claim made by an Indemnified Party against an Indemnifying Party in connection with any third party litigation, arbitration, action, suit, proceeding, claim or demand made upon the Indemnified Party for which the Indemnified Party may seek indemnification from the Indemnifying Party under the terms of this Agreement.

“Trademarks” means all United States and foreign trademark and service mark registrations and applications therefor and unregistered trademarks and service marks.

“Trade Secrets” means information in any form relating to Technology or Software that is considered to be proprietary information by the owner, is maintained on a confidential or secret basis by the owner, and is not generally known to other parties.

“Transaction Costs” has the meaning set forth in Section 5.4(a).

“Transaction Costs Release” has the meaning set forth in Section 5.4(b).

“Transaction Documents” has the meaning set forth in Section 3.2.

“Welfare Plan” has the meaning set forth in Section 3.28(a)(vii).

“Wisconsin Contract” has the meaning set forth in Section 6.17.

“Zimmerman” means Donald L. Zimmerman.

1.2 Rules of Construction.

Unless the context otherwise requires:

(a) A capitalized term has the meaning assigned to it;

(b) An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) References in the singular or to “him,” “her,” “it,” “itself,” or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be;

(d) References to Articles, Sections and Exhibits shall refer to articles, sections and exhibits of this Agreement, unless otherwise specified;

(e) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision thereof;

(f) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted;

(g) References to “best efforts” in this Agreement shall require commercially reasonable best efforts, and not commercially unreasonable expenditures of money, time or other resources; and

(h) A monetary figure given in United States dollars shall be deemed to refer to the equivalent amount of foreign currency when used in a context that refers to or includes operations conducted principally outside of the United States.

ARTICLE II

Closing; Purchase Price; Adjustments; Escrow

2.1 Closing.

The closing (the “Closing”) of the Contemplated Transactions shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 8000 Towers Crescent Drive, Tysons Corner, Virginia 22182-2700, at 10:00 A.M. local time on the first Business Day after the deliveries referred to in Articles VI and VII have been satisfied, or at such other time, date and place that shall be mutually agreed upon by the parties hereto (the “Closing Date”). At Closing, ICF shall:

(a) pay to each of the Shareholders (as directed by each Shareholder) their respective Purchase Consideration Percentage of the Closing Purchase Consideration;

(b) satisfy in full any Indebtedness For Borrowed Money; and

(c) deposit an amount equal to the Escrow Deposit in escrow with SunTrust Bank as escrow agent (the “Escrow Agent”), pursuant to the terms of an escrow agreements substantially in the form of Exhibit D-1 (the “General Indemnity Escrow Agreement’) and D-2 hereto (the “Lease Escrow Agreement”), among Synergy, ICF, the Shareholders’ Representative and the Escrow Agent, to fund the General Escrow Account and the Lease Escrow Account respectively (jointly, the “Escrow Accounts”). The aggregate amount held in the Escrow Accounts by the Escrow Agent at any time and from time to time, together with any interest or appreciation thereon, shall be referred to as the “Escrowed Funds” with that portion of the Escrowed Funds held from time to time in the Lease Escrow Account being hereinafter sometimes referred to as the “Lease Escrow” and with that portion of the Escrowed Funds held from time to time in the General Indemnity Escrow Account being hereinafter sometimes referred to as the “General Indemnity Escrow.” Upon the expiration of any one of the Escrow Accounts, the Escrow Agent shall release and deliver to the Shareholders’ Representative for distribution to the Shareholders the amount then remaining in the applicable Escrow Account, if any, less the amount of any pending claims all as more particularly described and in accordance with the provisions of Sections 5.10 and 8.3. As such pending indemnification claims are resolved, the Escrow Agent shall, after making any payment related to such claims, release and deliver to the Shareholders’ Representative for distribution to the Shareholders any Escrow Amounts remaining from the amounts reserved for such claims.

2.2 Purchase Price; Payment.

(a) The purchase price for the Shares and payment thereof shall be as set forth below:

(i) Payment for Shares and Options. At the Closing, the Shareholders shall receive their respective Purchase Consideration Percentage of the Closing Purchase Consideration as shown on Exhibit A and each Shareholder shall thereafter cease to have any rights as a Shareholder, other than any rights granted to the Shareholders pursuant to this Agreement and the other Transaction Documents. At the Closing, ICF, on behalf of Synergy, shall pay to each of the Option Holders their respective Net Option Consideration as shown on

Exhibit B and due under their respective Option Release. Notwithstanding anything to the contrary contained in this Section 2.2(a), pursuant to Section 2.2(a)(ii) below, only the Principal Shareholders shall receive the ICF Holdings Shares. For purposes of this Agreement, the following terms have the meanings set forth below.

(A) “Closing Purchase Consideration” shall consist of (1) cash in an amount equal to Eighteen Million Three Hundred Fifty Thousand Dollars ($18,350,000) less (w) the Aggregate Net Option Consideration, (x) the amount of Indebtedness For Borrowed Money; (y) the amount, if any, of the Transaction Costs that the Shareholders choose to have ICF pay pursuant to Section 5.4, and (z) the Escrow Deposit, plus (2) the ICF Holdings Shares (all as more specifically shown on Exhibit A).

(B) “Escrow Deposit” shall mean the aggregate of the Lease Escrow Amount and the General Indemnity Escrow Amount.

(C) “General Indemnity Escrow Account” refers to an escrow account to be maintained by the Escrow Agent under the terms of the General Indemnity Escrow Agreement to hold and administer the General Indemnity Escrow Amount as security for the Shareholders’ general indemnification obligations under ARTICLE VIII.

(D) “General Indemnity Escrow Amount” means One Million Five Hundred Thousand Dollars ($1,500,000).

(E) “ICF Holdings Shares” shall mean 68,120 shares of ICF Holdings Common Stock, par value $0.01 per share, having a value of Five Hundred Thousand Dollars ($500,000) based on the ICF Holdings Share Value.

(F) “Lease Escrow Account” refers to an escrow account to be maintained by the Escrow Agent under the terms of the Lease Escrow Agreement to hold and administer the Lease Escrow Amount as security for the Shareholders’ indemnification obligations with respect to the Columbia Road Lease under ARTICLE V.

(G) “Lease Escrow Amount” means Three Million Dollars ($3,000,000).

(H) “Post-Closing Purchase Consideration” shall be equal to the sum of all amounts delivered to the Shareholders’ Representative from the Escrow Agent for distribution to the Shareholders pro rata in accordance with the Purchase Consideration Percentage.

(I) “Purchase Consideration Percentage” shall mean for each Shareholder that Shareholder’s proportionate interest in Synergy as determined by the number of Shares held by each Shareholder on the Closing Date over the total number of issued Shares as of the Effective Date and the Closing Date, all as shown on Exhibit A.

(ii) Allocation of ICF Holdings Shares to Principal Shareholders. It is intended that the ICF Holdings Shares be issued only to the Principal Shareholders. Accordingly, and notwithstanding anything to the contrary contained in Section 2.2(a)(i): that portion of the

Closing Purchase Consideration comprised of ICF Holdings Shares shall be issued only to the Principal Shareholders (with each of the Principal Shareholders receiving an equal number of ICF Holdings Shares) and the value of such shares shall be credited against the Closing Purchase Consideration otherwise payable to Principal Shareholders on a dollar-for-dollar basis (using the value of the ICF Holdings Share Value); and

(iii) Rights Associated with ICF Holdings Shares. In connection with the issuance of the ICF Holdings Shares, certain rights with regard to the ICF Holdings Shares shall be granted to the Principal Shareholders under the terms of a Shareholders Agreement in the form attached hereto as Exhibit E (the “Shareholders Agreement”).

(iv) Surrender of Shares. Pursuant to Section 2.1(a), ICF shall pay to each of the Shareholders (as directed by each Shareholder) in immediately available funds their respective Purchase Consideration Percentage of the Closing Purchase Consideration, provided that each Shareholder shall surrender to ICF the certificate(s) representing those Shares owned by the Shareholder as shown on Exhibit A, with all such Share certificates duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, and otherwise in proper form for transfer of good title to the Shares to ICF.

2.3 Shareholders’ Representative.

(a) Wesley C. Pickard is hereby appointed as the Principal Shareholders’ and the Shareholders’ true and lawful representative, proxy, agent and attorney-in-fact (the “Shareholders’ Representative”) for a term that shall be continuing and indefinite and without a termination date except as otherwise provided herein, to act for and on behalf of the Shareholders and the Principal Shareholders in connection with or relating to the Transaction Documents and the Contemplated Transactions, including, without limitation, to give and receive notices and communications, to receive and accept service of legal process in connection with any proceeding arising under the Transaction Documents or in connection with the Contemplated Transactions, to receive and deliver amounts comprising the Closing Purchase Consideration and the Post-Closing Purchase Consideration, to authorize delivery of cash from each of the Escrow Accounts in satisfaction of claims pursuant to ARTICLE VIII hereof, to object to or accept any claims against or on behalf of the Shareholders and Principal Shareholders pursuant to ARTICLE VIII, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such amounts or claims, and to take all actions necessary or appropriate in the sole opinion of the Shareholders’ Representative for the accomplishment of the foregoing. Such agency may be changed at any time and from time to time by the action of Shareholders holding more than fifty percent (50%) of the issued and outstanding Shares just prior to the Contemplated Transactions, and shall become effective upon not less than thirty (30) days prior written notice to ICF. Except as provided in the foregoing sentence, in the event that for any reason the most recent Shareholders’ Representative shall no longer be serving in such capacity, including, without limitation, as a result of the death, resignation, or incapacity of the Shareholders’ Representative, either (i) the outgoing Shareholders’ Representative shall appoint a successor Shareholders’ Representative or (ii) if the outgoing Shareholders’ Representative is unable, unwilling or otherwise fails to appoint a successor Shareholder Representative, then Terrence R. Colvin shall serve as the successor Shareholders’ Representative, or (iii) in the event that Terrence R. Colvin is unable or unwilling to serve as successor Shareholders’ Representative, Shareholders holding more than fifty percent (50%) of the issued and outstanding Shares just prior to the Contemplated Transactions, shall designate another Person to act as Shareholders’ Representative, such that at all times there will be a Shareholders’ Representative with the authority provided hereunder. Any change in the Shareholders’ Representative pursuant to the foregoing sentence shall become effective upon delivery of written notice of such change to ICF. The Shareholders’ Representative shall not receive compensation for his or her services. Notices, deliveries or communications to or from the Shareholders’ Representative by or to any of the parties to the Transaction Documents shall constitute notices, deliveries or communications to or from each of the Shareholders.

(b) The Shareholders’ Representative shall not be liable for any act done or omitted hereunder in his capacity as Shareholders’ Representative in the absence of gross negligence or willful misconduct on his or her part. The Principal Shareholders shall jointly and severally indemnify the Shareholders’ Representative and hold the Shareholders’ Representative harmless from and against any and all damages, actions, proceedings, demands, liabilities, losses, taxes, fines, penalties, costs, claims and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) that may be sustained or suffered by the Shareholders’ Representative in connection with the administration of its duties hereunder, except where such Losses arise from or are the result of the Shareholders’ Representative’s gross negligence or willful misconduct.

(c) Any decision, act, consent or instruction taken or given by the Shareholders’ Representative pursuant to this Agreement shall be and constitute a decision, act, consent or instruction of all Shareholders and shall be final, binding and conclusive upon each such Shareholder and the Escrow Agent, ICF, and ICF Holdings and, following the completion of the Closing, Synergy, ICF and ICF Holdings may rely upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of each and every Shareholder and shall have no duty to inquire as to the acts and omissions of the Shareholders’ Representative. The Escrow Agent, Synergy, ICF and ICF Holdings are hereby relieved from any liability to any Person for any acts done by them in accordance with, or otherwise with respect to any aspect of, such decision, act, consent or instruction of the Shareholders’ Representative.

(d) Notices given to the Shareholders’ Representative in accordance with Section 9.2 shall constitute notice to the Shareholders or the Principal Shareholders, as applicable, for all purposes under this Agreement.

ARTICLE III

Representations and Warranties of the Shareholders

Except as set forth in the Disclosure Schedule, the Shareholders jointly and severally represent and warrant to ICF as follows:

3.1 Organization and Power.

(a) Shareholders. Each of the Shareholders has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which he is a party and to consummate the Contemplated Transactions. Exhibit A accurately lists the names of the Shareholders, their principal addresses, and the number of Shares owned by each.

(b) Synergy. Synergy (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the District of Columbia, (ii) has full power and authority to execute, deliver and perform this Agreement, (iii) has all requisite corporate power to own or lease and to operate its properties and carry out the businesses in which it is engaged, and (iv) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where its ownership of property, or the conduct of its business, requires such qualification, other than jurisdictions in which the failure to so qualify, individually or in the aggregate, would not have a Material Adverse Effect on Synergy. Section 3.1(b) of the Disclosure Schedule lists each of the jurisdictions in which Synergy is qualified or licensed to do business as a foreign corporation. Synergy is in good standing in each jurisdiction listed on Section 3.1(b) of the Disclosure Schedule.

(c) Acquired Subsidiaries. Each of the Acquired Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, (ii) has all requisite corporate power to own or lease and to operate its properties and carry out the businesses in which it is engaged, and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction where such corporation’s ownership of property, or the conduct of such corporation’s business, requires such qualification, other than jurisdictions in which the failure to so qualify, individually or in the aggregate, would not have a material adverse effect on Synergy or such Acquired Subsidiary. Section 3.1(c) of the Disclosure Schedule lists each of the Acquired Subsidiaries and the jurisdictions in which each of the Acquired Subsidiaries is qualified or licensed to do business as a foreign corporation. Each Acquired Subsidiary is in good standing in each jurisdiction in which it is listed on Section 3.1(c) of the Disclosure Schedule.

3.2 Authorization and Enforceability.

This Agreement has been, and each of the other documents, agreements and instruments to be executed and delivered at Closing by the Shareholders and Synergy (together with this Agreement, the “Transaction Documents”) have been, duly authorized, executed and delivered by Synergy and each of the Shareholders, as the case may be, and constitutes, or as of the Closing Date will constitute, a valid and legally binding agreement of each of Synergy or the Shareholders, as the case may be, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Contemplated Transactions have been duly authorized by the Board of Directors of Synergy and the Shareholders in accordance with all applicable Law and the Articles of Incorporation and Bylaws of Synergy.

3.3 No Violation.

The execution and delivery of this Agreement by Synergy and the Shareholders, consummation of the Contemplated Transactions and compliance with the terms of the Transaction Documents will not:

(a) conflict with or violate any provision of the Articles of Incorporation, any bylaw or any corporate charter or document of Synergy or the Acquired Subsidiaries;

(b) result in the creation of, or require the creation of, any Lien upon any (i) Shares or (ii) property of Synergy or any of the Acquired Subsidiaries;

(c) result in (i) the termination, cancellation, modification, amendment, violation, or renegotiation of any contract, agreement, indenture, instrument, or commitment pertaining to the business of Synergy, or any of the Acquired Subsidiaries, or (ii) the acceleration or forfeiture of any term of payment;

(d) give any Person the right to (i) terminate, cancel, modify, amend, vary, or renegotiate any contract, agreement, indenture, instrument, or commitment pertaining to the business of Synergy or any of the Acquired Subsidiaries, or (ii) to accelerate or forfeit any term of payment; or

(e) violate any Law applicable to Synergy or any of the Acquired Subsidiaries or the Shareholders or by which their properties are bound or affected, other than such violations as would not have a Material Adverse Effect on Synergy, the Acquired Subsidiaries or the Shareholders.

3.4 Consents.

Except as set forth on Section 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Shareholders and Synergy, nor the consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents, will require (a) the consent or approval under any material agreement or instrument or (b) the Shareholders, Synergy, or any of the Acquired Subsidiaries to obtain the material approval or consent of, or make any material declaration, filing or registration with, any Governmental Authority and all such consents or approvals have been obtained or waived.

3.5 Financial Statements.

(a) In General. The Audited Financial Statements were prepared in accordance with GAAP applied consistently and the September 2004 Financial Statements and the Closing Financial Statements were internally prepared by Synergy, in a manner consistent with past practices for such internally prepared unaudited financial statements. Throughout the periods involved, the Financial Statements fairly and accurately reflect in all material respects (i) the consolidated financial position of Synergy and the Acquired Subsidiaries, as of the dates thereof, and (ii) all transactions of Synergy and the Acquired Subsidiaries, subject, in the case of the unaudited Financial Statements, to ordinary year end adjustments. To the Knowledge of the Synergy, neither Synergy nor any of the Acquired Subsidiaries has received any advice or notification from its independent certified public accountants that Synergy or any of the Acquired Subsidiaries has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of Synergy or any of the Acquired Subsidiaries any properties, assets, liabilities, revenues or expenses.

(b) No Undisclosed Liabilities; Etc. Except as set forth on Section 3.5(b) of the Disclosure Schedule, neither Synergy nor any of the Acquired Subsidiaries has any material liabilities or obligations individually in excess of $25,000 of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise), except for liabilities or obligations reflected or reserved against in the Financial Statements.

(c) Accounts Receivable. All receivables (including intercompany and unbilled receivables) reflected in the Financial Statements or recorded on the books of Synergy and each of the Acquired Subsidiaries (i) resulted from the ordinary course of business, (ii) have been properly recorded in the ordinary course of business and (iii) to the Knowledge of Synergy and subject to the reserves reflected in the Financial Statements (which reserves, as adjusted for operations and transactions through the date hereof, are adequate) are good and collectible in full on or before the Survival Date without any discount, setoff or valid counterclaim (net of recovery from vendors or subcontractors), in amounts equal to not less than the aggregate face amounts thereof.

(d) No Letters of Credit or Guarantees. Except as reflected in the Audited Financial Statements or as set forth on Section 3.5(d) of the Disclosure Schedule, neither Synergy nor any of the Acquired Subsidiaries (i) has any letters of credit outstanding as to which Synergy or the Acquired Subsidiaries has any actual or contingent reimbursement obligations, and (ii) is a party to or bound, either absolutely or on a contingent basis, by any agreement of guarantee, indemnification or any similar commitment with respect to the liabilities or obligations of any other Person (whether accrued, absolute or contingent).

(e) Contingent or Deferred Acquisition Expenses or Payments. Except as otherwise disclosed on Section 3.5(e) of the Disclosure Schedule, neither Synergy, nor any of the Acquired Subsidiaries is obligated, or otherwise liable for the payment of any contingent or deferred acquisition payments relating to the direct or indirect acquisition of any business, enterprise, or combination.

3.6 Relationships with Affiliates.

Except as set forth on Section 3.6 of the Disclosure Schedule, to the Knowledge of Synergy, no Shareholder or any Affiliate of any Shareholder, Synergy or any of the Acquired Subsidiaries has, or since December 31, 2003 has had, any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of Synergy or any of the Acquired Subsidiaries. Other than interests that do not exceed one percent (1%) of the outstanding equity of a publicly traded company, no Shareholder or any Affiliate of any Shareholder, or to the Knowledge of Synergy, Synergy or any of the Acquired Subsidiaries is, or since December 31, 2003 has owned (of record or as a beneficial owner) an equity interest or any other financial or a profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with Synergy or any Acquired Subsidiary or (b) engaged in competition with Synergy or any Acquired Subsidiary with respect to any line of the products or services of Synergy or any Acquired Subsidiary in any market presently served by Synergy or any of the Acquired Subsidiaries. Except as set forth on Section 3.6 of the Disclosure Schedule, no Shareholder or any Affiliate of any Shareholder, Synergy or any of the Acquired Subsidiaries is a party to any contract or agreement with, or has any contractual claim or right against, Synergy or any of the Acquired Subsidiaries.

3.7 Indebtedness to/from Officers, Directors, Shareholders and Employees.

Except as set forth in Section 3.7 of the Disclosure Schedule, neither Synergy nor any of the Acquired Subsidiaries is indebted, directly or indirectly, to any Person who immediately prior to the Closing was a Shareholder, officer or director of either Synergy or any of the Acquired Subsidiaries in any amount whatsoever, other than for salaries for services rendered or reimbursable business expenses. No Shareholder, officer, director, or employee is indebted to either Synergy or any of the Acquired Subsidiaries except for advances made to employees of either Synergy or any of the Acquired Subsidiaries in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

3.8 No Adverse Change.

Since September 30, 2004, no change having a Material Adverse Effect has occurred to, in, or with respect to the businesses, operations, properties or condition, financial or otherwise, of Synergy and the Acquired Subsidiaries taken as a whole, nor has any event, condition or contingency occurred that is reasonably likely to have or result in a Material Adverse Effect.

3.9 Conduct of the Business.

(a) Cooperative Business Arrangements. Except as set forth on Section 3.9(a) of the Disclosure Schedule, none of the business of Synergy or the Acquired Subsidiaries is, or since December 31, 2003 has been, conducted through any (i) joint venture, teaming agreement or relationship, partnership or other entity, or (ii) any subcontract, agreement or other arrangement pursuant to which a third party manufactures or processes products for Synergy or the Acquired Subsidiaries, or performs services for customers of Synergy or the Acquired Subsidiaries. Neither Synergy nor any of the Acquired Subsidiaries (nor, to the Knowledge of Synergy, the other party or parties to such agreements) is in material breach of any term of any such agreement.

(b) Letters of Intent, Non-Competition and Non-Disclosure Arrangements. Except as set forth on Section 3.9(b) of the Disclosure Schedule, neither Synergy nor any of the Acquired Subsidiaries is party to any letters of intent, memoranda of understanding, non-competition arrangements, non-disclosure agreements or confidentiality agreements that remain in effect.

3.10 Corporate and Capital Structure.

(a) Capital Structure. Section 3.10(a) of the Disclosure Schedule sets forth the capitalization and record owners of all of the Capital Stock of each of Synergy and the Acquired Subsidiaries. All outstanding Capital Stock of Synergy and the Acquired Subsidiaries is duly authorized, has been validly issued and is fully paid and non-assessable, owned beneficially and of record by the Shareholders or Synergy, as the case may be, free and clear of any Lien. Synergy has good and valid title to all of the issued and outstanding shares of Capital Stock of the Acquired Subsidiaries registered in its name, in each case free and clear of any Liens. The holders of Synergy’s Capital Stock have no preemptive rights with respect to securities of Synergy. None of the holders of Synergy’s Capital Stock has granted any proxy, or entered into any voting trust, voting agreement or similar arrangement, with respect to his or her Shares. Other than as disclosed on Section 3.10(a) of the Disclosure Schedule, neither Synergy nor any Acquired Subsidiary (i) has any outstanding securities convertible into or exchangeable or exercisable for any shares of its Capital Stock, or (ii) has outstanding any rights to subscribe for or to purchase, or any options for the purchase, or any agreements providing for the issuance (contingent or otherwise), of, or any calls against, commitments by or claims against them of any character relating to, any shares of their Capital Stock or any securities convertible into or exchangeable or exercisable for any shares of their Capital Stock.

(b) Interests In Other Persons. Except as set forth on Section 3.10(b) of the Disclosure Schedule, neither Synergy, nor any of the Acquired Subsidiaries owns, directly or indirectly, any shares of Capital Stock or any other equity interest in any other Person.

(c) Options. As of December 31, 2004 Synergy had granted and there were outstanding the Options to the Option Holders. All obligations or liability of Synergy with respect to any and all of the Options have been cancelled and each Option Holder has executed and delivered an Option Sale and Release Agreement in the form attached hereto as Exhibit F, (each an “Option Release”) and that each Option Release is valid and binding and fully enforceable in accordance with the terms thereof.

3.11 Title to Shares.

(a) Each Shareholder is the owner, beneficially and of record, of the Shares listed opposite such Shareholder’s name on Exhibit A and has good and valid title to the Shares listed opposite such Shareholder’s name, free and clear of all Liens. Upon delivery to ICF at the Closing of certificates representing the Shares, duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, in proper form for transfer, good and valid title to the Shares will pass to ICF, free and clear of all Liens, other than those arising from acts of ICF.

(b) The Shares owned by the Shareholders, as shown on Exhibit A constitute in the aggregate all of the Capital Stock of Synergy, and Synergy owns all of the issued and outstanding Capital Stock of the Acquired Subsidiaries, in each case free and clear of any Liens.

3.12 Charter, Bylaws and Corporate Records.

True and complete copies of the Charter and Bylaws of Synergy and each of the Acquired Subsidiaries, as currently in effect, and the minute books and stock record books thereof have been provided to ICF. The minute books of Synergy and each of the Acquired Subsidiaries contain accurate and complete records of all meetings held of, and corporate actions taken by, the shareholders, the Boards of Directors, and committees of the Boards of Directors of Synergy and the Acquired Subsidiaries, and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. The aforesaid Charter, Bylaws and minutes (including written consents or other actions) are true, correct and complete as of the date hereof.

3.13 Assets – In General.

Except as set forth on Section 3.13 of the Disclosure Schedule, the assets and rights of Synergy and the Acquired Subsidiaries include (a) all of the assets and rights of Synergy and the Acquired Subsidiaries that were material to the conduct of their businesses as conducted as of December 31, 2003, subject to such changes as have occurred in the ordinary course of business since December 31, 2003, and (b) all material assets reflected in the December 2003 Financial Statements, subject to such changes as have occurred in the ordinary course of business since December 31, 2003. Except as set forth on Section 3.13 of the Disclosure Schedule, Synergy and each of the Acquired Subsidiaries, has good and marketable title to all of their respective assets, free and clear of any Lien other than the Permitted Encumbrances. Except as set forth on Section 3.13 of the Disclosure Schedule, all assets necessary for the conduct of the business of Synergy and the Acquired Subsidiaries in accordance with past practice are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the continuing conduct of the businesses of Synergy and the Acquired Subsidiaries as conducted prior to the date hereof.

3.14 Real Property Interests.

Except as set forth on Section 3.14 of the Disclosure Schedule, neither Synergy nor any of the Acquired Subsidiaries owns any real property. Section 3.14 of the Disclosure Schedule sets forth a list and summary description of all leases, subleases, or other occupancies used by Synergy or any of the Acquired Subsidiaries or to which any of them is a party (the “Real Property Interests”). Except as set forth on Section 3.14 of the Disclosure Schedule, each of the Real Property Interests listed and described on Section 3.14 of the Disclosure Schedule is in full force and effect, and, to the Knowledge of Synergy, there is no default by Synergy or any of the Acquired Subsidiaries under any such Real Property Interests.

3.15 Personal Property.

Set forth on Section 3.15 of the Disclosure Schedule is a list of all equipment, machinery, motor vehicles and other tangible personal property owned or leased by Synergy and the Acquired Subsidiaries and having an original book value per unit in excess of $500 (the “Personal Property”). Synergy and each of the Acquired Subsidiaries has good title to all of their respective Personal Property, free and clear of any Lien other than the Permitted Encumbrances.

3.16 Intellectual Property Rights.

(a) Section 3.16(a) of the Disclosure Schedule includes a true and complete list of all material Commercial Software used by or in connection with the businesses of Synergy and each of the Acquired Subsidiaries. Section 3.16(a) of the Disclosure Schedule also includes a true and complete list of (i) all material Copyrights, Patents and Trademarks (other than those comprising or reflected in Commercial Software) used by or in connection with the businesses of Synergy and each of the Acquired Subsidiaries and (ii) all pending applications for Copyrights, Patents and Trademarks filed by or on behalf of Synergy or the Acquired Subsidiaries and used by or in connection with the businesses of Synergy or the Acquired Subsidiaries as presently conducted. To the Knowledge of Synergy, none of such rights has been opposed or held unenforceable. To the Knowledge of Synergy, each of the aforesaid Intellectual Property Rights is valid, subsisting and enforceable. Each of the registered Intellectual Property Rights is duly registered in the name of Synergy or an Acquired Subsidiary as appropriate.

(b) Except as set forth on Section 3.16(b) of the Disclosure Schedule, the business of Synergy and the Acquired Subsidiaries as presently conducted does not require or use any Intellectual Property Rights not owned by or licensed to Synergy or the Acquired Subsidiaries. Synergy and the Acquired Subsidiaries are the owners and have the right to use the Intellectual Property Rights listed on Section 3.16(a) of the Disclosure Schedule without making any payment to others or granting rights to others in exchange therefor.

(c) Except as set forth on Section 3.16(c) of the Disclosure Schedule, neither Synergy nor any of the Acquired Subsidiaries has granted any Person any right to use any Intellectual Property Rights owned by Synergy or the Acquired Subsidiaries. No shareholder, director, officer or employee of, or Consultant to, Synergy or the Acquired Subsidiaries has any right to use, other than in connection with the business activities of Synergy or the Acquired Subsidiaries as presently conducted, any of the Intellectual Property or Intellectual Property Rights.

(d) To the Knowledge of Synergy and subject to Section 3.16(g), the operation of the business of Synergy and each of the Acquired Subsidiaries in the normal course of business prior to the Effective Date does not infringe in any respect upon the Intellectual Property Rights of any Person and, to the Knowledge of Synergy, no Person other than those listed on Section 3.16(c) of the Disclosure Schedule (i) has claimed or threatened to claim the right to use any Intellectual Property Rights or (ii) has claimed or threatened to claim the right to deny the right of Synergy or any of the Acquired Subsidiaries to use same. No proceeding alleging infringement of the Intellectual Property Rights of any Person is pending or, to the Knowledge of Synergy, threatened against Synergy or any of the Acquired Subsidiaries.

(e) With respect to each material Trade Secret of Synergy or of an Acquired Subsidiary, the documentation relating to such Trade Secret is current, accurate and in sufficient detail and content to identify and explain it and allow its full and proper use without reliance on the knowledge or memory of any individual. Synergy and the Acquired Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of their respective Trade Secrets. Such Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than Synergy and the Acquired Subsidiaries) or to the detriment of Synergy or the Acquired Subsidiaries.

(f) Section 3.16(f) of the Disclosure Schedule includes a true and complete list of any material rights (unlimited, limited, restrictive, government purpose license rights, march-in etc.) that any Governmental Authority has in any patents, technical data or computer software that Synergy or any of the Acquired Subsidiaries use in their respective businesses. Except as set forth in Section 3.16(f) of the Disclosure Schedule, neither Synergy nor any of the Acquired Subsidiaries has developed any item, component, process or software as a requirement of any Government Contract, or for which any Governmental Authority paid some or all of the cost of development.

(g) Section 3.16(g) of the Disclosure Schedule includes a true and complete list of all Software developed by Synergy or any of the Acquired Subsidiaries and currently used in their respective businesses (collectively the “Software Programs”). All of the Software Programs were developed by and owned exclusively by Synergy or the Acquired Subsidiaries and are subject only to licenses referenced in Section 3.16(c) above. The source code and system documentation relating to the Software Programs (i) have at all times been maintained in confidence and (ii) have been disclosed by Synergy or the Acquired Subsidiaries only to employees and consultants having “a need to know” the contents thereof in connection with the performance of their duties to Synergy or the Acquired Subsidiaries. All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software Programs (or any related technical and descriptive materials relating to the acquisition, design, development, use, or maintenance of the Software Programs) either (i) are party to a “work-for-hire” arrangement or agreement with Synergy or an Acquired Subsidiary, as applicable, that has accorded Synergy or the applicable Acquired Subsidiary full, effective, exclusive, and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment conveying to Synergy or the applicable Acquired Subsidiary full, effective, and exclusive ownership of all tangible and intangible property thereby arising. All documentation relating to the Software Programs is and has been treated as material Trade Secrets of Synergy or any applicable Acquired Subsidiaries. The Software Programs do not infringe in any respect upon the Intellectual Property Rights of any Person and no Person other than those listed on Section 3.16(c) of the Disclosure Schedule (i) has claimed or threatened to claim the right to use the Software Programs or (ii) has claimed or threatened to claim the right to deny the right of Synergy or any of the Acquired Subsidiaries to use the Software Programs. With respect to the Software Programs, no proceeding alleging infringement of the Intellectual Property Rights of any Person is pending or, to the Knowledge of Synergy, threatened against Synergy or any of the Acquired Subsidiaries.

3.17 Contracts and Bids.

(a) Scheduled Contracts. Section 3.17(a) of the Disclosure Schedule is a true and complete list of all “Scheduled Contracts” (as hereinafter defined) to which either Synergy or an Acquired Subsidiary is a party, by which it is bound, or which otherwise pertain to the businesses of Synergy and the Acquired Subsidiaries. For the purposes of this Section 3.17(a), the term “Scheduled Contracts” shall mean the following written or oral contracts, agreements, indentures, instruments, commitments and amendments thereof with suppliers, customers, producers, lenders of Synergy and the Acquired Subsidiaries and other third parties that are currently in effect:

(i) loan and credit agreements, revolving credit agreements, security agreements, guarantees, notes, agreements evidencing any lien, conditional sales agreements, factoring agreements, leasing agreements, sale and leaseback and synthetic lease agreements, or title retention agreements;

(ii) hedging and similar agreements;

(iii) sales orders and other contracts and commitments for the future sale by Synergy or the Acquired Subsidiaries of goods, materials, supplies, services or equipment (other than Government Contracts) providing for annual payments greater than $50,000;

(iv) purchase orders and other contracts and commitments providing for annual payments greater than $50,000 for the future purchase of materials, supplies, services or equipment by Synergy or any of the Acquired Subsidiaries;

(v) agreements relating to Intellectual Property Rights listed on Section 3.16(a) of the Disclosure Schedule;

(vi) contracts, agreements, indentures, instruments or commitments by and between Synergy or any of the Acquired Subsidiaries and Persons with whom Synergy or any of the Acquired Subsidiaries is not dealing at arm’s length;

(vii) agreements listed on Section 3.9(a) of the Disclosure Schedule;

(viii) franchise, distribution, license or consignment contracts or agreements;

(ix) sales, agency or advertising contracts or agreements providing for annual payments greater than $50,000;

(x) leases under which Synergy or any Acquired Subsidiary is the lessor or lessee other than operating leases that require future payments by Synergy or any Acquired Subsidiary of less than $10,000 per annum;

(xi) management, employment or service contracts or agreements, and contracts and agreements with Consultants, independent contractors and sub-contractors providing for annual payments greater than $50,000;

(xii) agreements of any kind with any Affiliate of Synergy or any of the Acquired Subsidiaries; and

(xiii) agreements of any kind relating to the business of Synergy or any of the Acquired Subsidiaries to which employees of Synergy or any Acquired Subsidiary, or entities controlled by them, are parties.

(b) Status of Scheduled Contracts. Status of Scheduled Contracts. Except as otherwise disclosed on Section 3.17(b) of the Disclosure Schedule, each of the Scheduled Contracts is in full force and effect, and a true and complete copy of each written Scheduled Contract and a true and accurate summary of all provisions of each oral Scheduled Contract has been delivered or made available to ICF. In addition:

(i) All of the Scheduled Contracts have been legally awarded and are binding on the parties thereto, and Synergy or the applicable Acquired Subsidiary, as the case may be, is in material compliance with all terms and conditions in such Scheduled Contracts;

(ii) Neither Synergy nor any of the Acquired Subsidiaries has received any written notice of deficient performance or administrative deficiencies relating to any Scheduled Contract;

(iii) Neither Synergy nor any of the Acquired Subsidiaries has received any written notice of any stop work orders, terminations, cure notices, show cause notices or notices of default or breach under any of the Scheduled Contracts, nor to the Knowledge of Synergy has any such action been threatened or asserted; and

(iv) There is no active Scheduled Contract for the provision of goods or services by Synergy or any of the Acquired Subsidiaries which the most recent estimated total costs of completing, including any unexercised options, as estimated in good faith by Synergy or the applicable Acquired Subsidiaries, indicates that such Scheduled Contract will be completed at a loss.

(c) Proposals. Section 3.17(c) of the Disclosure Schedule sets forth a true and accurate summary of all bids, proposals, offers or quotations (other than a “Bid” as defined in Section 3.18(a)) made by Synergy or any of the Acquired Subsidiaries that were outstanding as of the date of this Agreement, true and complete copies of which have been made available to ICF. Section 3.17(c) of the Disclosure Schedule identifies each such bid, proposal, or quotation by number and the party to whom such bid, proposal, or quotation was made, the subject matter of such bid, proposal, or quotation and the proposed price. As estimated in good faith by Synergy or the applicable Acquired Subsidiaries, each bid, proposal, or quotation shown in Section 3.17(c) of the Disclosure Schedule can be performed in accordance with its terms and conditions without a loss.

3.18 Federal and State Government Contracts.

(a) Definitions. The following capitalized terms, when used in this Section 3.18, shall have the respective meanings set forth:

(i) “Active”, whether or not capitalized, when used to modify any Subcontract or Government Contract, means that final payment has not been made on such Subcontract or Government Contract, and when used to modify any Teaming Agreement, “active” means that such Teaming Agreement has not terminated or expired.

(ii) “Bid” means any bid, proposal, offer or quotation made by Synergy or any of the Acquired Subsidiaries or by a contractor team or joint venture, in which Synergy or the applicable Acquired Subsidiary is participating, that, if accepted, would lead to a Government Prime Contract or a Government Subcontract.

(iii) “Government Contract” means any Government Prime Contract or Government Subcontract.

(iv) “Government Prime Contract” means any prime contract, multiple award schedule contract, basic ordering agreement, letter contract, purchase order, delivery order or other commitment of any kind between Synergy or any of the Acquired Subsidiaries and any Governmental Authority.

(v) “Government Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, or other commitment of any kind between Synergy or any of the Acquired Subsidiaries and any prime contractor to any Governmental Authority or any subcontractor with respect to a Government Prime Contract.

(vi) “Subcontract” means any subcontract, basic ordering agreement, letter subcontract, purchase order, delivery order, consulting agreement or other commitment of any kind issued by Synergy or any of the Acquired Subsidiaries to any Person in support of Synergy’s or the applicable Acquired Subsidiary’s performance of a Government Contract.

(vii) “Teaming Agreement” has the same meaning as the term, “Contractor Team Arrangement,” as defined in Federal Acquisition Regulation (“FAR”) 9.601.

(b) Government Contracts. Section 3.18(b) of the Disclosure Schedule separately lists and identifies:

(i) Each active Government Contract and each Government Contract on which final payment was received after December 1, 2001 (true and complete copies of which, including all modifications and amendments thereto, have been provided to ICF);

(ii) Each outstanding Bid by number, the Person to whom such Bid was made, the subject matter of such Bid, the proposed price, and whether any such Bid is dependent, in whole or in part, on the “small business” or other status of Synergy or the applicable Acquired Subsidiaries under applicable Law (true and complete copies of which, including all modifications and amendments thereto, have been provided to ICF);

(iii) Each active Teaming Agreement to which Synergy or an Acquired Subsidiary is a party (true and complete copies of which, including all modifications and amendments thereto, have been provided to ICF);

(iv) Each active Government Contract that was awarded to Synergy or an Acquired Subsidiary pursuant to the Small Business Innovative Research (“SBIR”) program or any set-aside program (small business, small disadvantaged business, 8(a), woman-owned business, etc.) or as a result of Synergy’s or an Acquired Subsidiary’s “small business” or other status under applicable Law;

(v) Each active Government Contract that was awarded to Synergy or an Acquired Subsidiary on the basis of a sole source and without competition;

(vi) Each audit report, including without limitation reports issued by the Defense Contract Audit Agency and any inspector general, and notice of cost disallowance received by Synergy or any Acquired Subsidiary since January 1, 2000 relating to any Bid or Government Contract (true and complete copies of which have been provided to ICF); and

(vii) Each active Subcontract (true and complete copies of which, including all modifications and amendments thereto, have been provided to ICF).

(c) Status of Subcontracts, Government Contracts and Bids. Except as set forth on Section 3.18(c) of the Disclosure Schedule:

(i) Each active Subcontract and Government Contract is in full force and effect, has been legally awarded and is binding on Synergy and/or the applicable Acquired Subsidiaries (and, to the Knowledge of Synergy, the other party thereto, and no active Subcontract or Government Contract is subject to any oral modifications or amendments). Each active Teaming Agreement is in full force and effect and is binding on Synergy and/or the applicable Acquired Subsidiaries (and, to the Knowledge of Synergy, the other party thereto).

(ii) Synergy and each of the applicable Acquired Subsidiaries has substantially complied with all material terms and conditions of each active Subcontract, Government Contract and Teaming Agreement, including all clauses, provisions and requirements incorporated therein expressly, by reference or by operation of Law.

(iii) All representations and certifications executed, acknowledged or set forth in or pertaining to any Bid submitted by Synergy and/or the applicable Acquired Subsidiaries or Government Contract awarded to Synergy and/or the applicable Acquired Subsidiaries, in each case since January 1, 2000, were current, accurate and complete in all material respects as of their effective date, and Synergy and/or the applicable Acquired Subsidiaries has complied in all material respects with all such representations and certifications.

(iv) No Governmental Authority and no prime contractor, subcontractor or other Person has notified either Synergy, or any of the Acquired Subsidiaries that Synergy or any of the Acquired Subsidiaries has breached or violated any Law or any certification, representation, clause, provision or requirement of any Bid or Government Contract.

(v) Neither Synergy, nor any of the Acquired Subsidiaries (or any of their respective directors, officers or employees or any of them) is or has been at any time since January 1, 2000 subject to a negative contractor performance assessment report, suspended or debarred from doing business with any Governmental Authority, or nonresponsible or ineligible for contracting with any Governmental Authority, and, to the Knowledge of Synergy, there are no circumstances that would warrant in the future the institution of suspension or debarment proceedings, criminal or civil fraud or other criminal or civil proceedings or a determination of nonresponsibility or ineligibility against Synergy or any Acquired Subsidiary or any of their respective directors, officers or employees.

(vi) Since January 1, 2000, no Government Contract has been terminated in whole or in part for convenience or default, no cure, show cause, suspension, debarment or other notice alleging noncompliance with any material term or Law has been issued to Synergy or any Acquired Subsidiary with respect to any Government Contract, and no event, condition or omission has occurred or exists that would constitute grounds for any such action or any such notice with respect to any active Government Contract.

(vii) No cost in excess of $10,000, or group, type or class of cost in excess of $50,000 in the aggregate, and which was incurred or invoiced by Synergy or any Acquired Subsidiary on any active Government Contract has been questioned or disallowed or otherwise the subject of a formal dispute.

(viii) No money presently due to Synergy or to any Acquired Subsidiary on any active Government Contract has been withheld or set off or subject to attempts to withhold or setoff.

(ix) Neither Synergy nor any of the Acquired Subsidiaries has made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or similar clause limiting the Governmental Authority’s liability on any active Government Contract (including without limitation, any work being performed “at risk” in advance of receipt of funding).

(x) Synergy and each of the Acquired Subsidiaries (and their respective employees) hold such security clearances as are required to perform Government Contracts of the type performed prior to the Effective Date by Synergy and each of the Acquired Subsidiaries, and there are no facts or circumstances, not including the Contemplated Transactions, that could reasonably be expected to result in the suspension or termination of such clearances or that could reasonably be expected to render Synergy or the applicable Acquired Subsidiaries ineligible for such security clearances in the future; and Synergy and each applicable Acquired Subsidiary has complied in all respects with all security measures required by Government Contracts or Law.

(xi) Each active Government Contract was entered into and each Bid prepared in the ordinary course of business and, based upon assumptions that Synergy’s or the applicable Acquired Subsidiaries’ management believes to be reasonable and subject to such assumptions being fulfilled, should be capable of being performed in accordance with its terms and conditions without a loss. There is no active Government Contract for which the most recent estimated total costs of completing, including any unexercised options, as estimated in good faith by Synergy or the applicable Acquired Subsidiaries, indicates that such Government Contract will be completed at a loss.

(xii) Neither Synergy nor any of the Acquired Subsidiaries (A) has incurred any cost on any active cost-reimbursable contract that is not an “allowable” cost pursuant to FAR § 31.201-2 (48 CFR § 31.201-2) or any other applicable law or regulation; or (B) invoiced or collected any amounts under a Government Contract that upon audit could reasonably be expected to result in a loss in excess of $50,000.

(d) Investigations.

(i) Except as set forth on Section 3.18(d) of the Disclosure Schedule, neither Synergy nor any of the Acquired Subsidiaries (nor any of their respective directors, officers or employees or, to the Knowledge of Synergy, any of their respective agents or consultants has received notice that it is (or has been since January 1, 2000) under administrative, civil (including, but not limited to, claims made under the False Claims Act, 18 U.S.C.§287) or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract;

(ii) Neither Synergy nor any of the Acquired Subsidiaries has made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract; and

(iii) To the Knowledge of Synergy, there is no irregularity, misstatement or omission arising under or relating to any Government Contract that could reasonably be expected to lead, either before or after the Effective Date, to any of the consequences set forth in Sections 3.18(d)(i)-(ii), or to any other damage, penalty assessment, recoupment of payment, or disallowance of cost.

(e) Financing Arrangements and Claims. Except as set forth on Section 3.18(e) of the Disclosure Schedule, neither Synergy nor any Acquired Subsidiary has interest in any pending or potential claim or request for equitable adjustment against any Governmental Authority or any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, Bid or Teaming Agreement, and neither Synergy nor any Acquired Subsidiary is a party (either as the protestor or an interested party) to any protest to the procuring agency or the United States General Accounting Office, or any other Governmental Authority. Except as set forth on Section 3.18(e) of the Disclosure Schedule, there exist no:

(i) Financing arrangements (e.g., an assignment of moneys due or to become due) with respect to any active Government Contract;

(ii) Outstanding claims against Synergy or any Acquired Subsidiary, by any Governmental Authority or by any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Subcontract, Government Contract, Bid or Teaming Agreement, and, to the Knowledge of Synergy, there are no facts that might give rise to or result in such a claim; or

(iii) Disputes between Synergy or any Acquired Subsidiary and any Governmental Authority, or between Synergy or any Acquired Subsidiary and any prime contractor, subcontractor, vendor or other third party, arising out of or relating to any Subcontract, Government Contract, Bid or Teaming Agreement, and, to the Knowledge of Synergy, there are no facts that are known or should be known to Synergy that might give rise to or result in such a dispute.

(f) Multiple Award Schedule Contracts.

(i) Except as set forth on Section 3.18(f) of the Disclosure Schedule, Synergy and each Acquired Subsidiary has complied with the notice and pricing requirements of the Price Reduction clause in each active multiple award schedule Government Contract, and there are no facts or circumstances that could reasonably be expected to result in a demand for a refund based upon Synergy’s or any Acquired Subsidiary’s failure to comply with the Price Reduction clause.

(ii) Synergy and each Acquired Subsidiary has filed all reports related to and paid all industrial funding fees required to be paid by Synergy and the applicable Acquired Subsidiaries under any active multiple award schedule Government Contract.

(g) Government-Furnished Property. Section 3.18(g) of the Disclosure Schedule identifies all personal property, equipment and fixtures loaned, bailed or otherwise furnished to Synergy and each Acquired Subsidiary by or on behalf of any Governmental Authority for use in the performance of a Government Contract (“Government-Furnished Property”) and the Government Contracts to which each item of Government-Furnished Property relates. Synergy and each of the Acquired Subsidiaries has complied in all material respects with all of its obligations relating to the Government-Furnished Property.

(h) Former Government Officials. Except as set forth on Section 3.18(h) of the Disclosure Schedule, neither Synergy nor any of the Acquired Subsidiaries employs any former government officials in management or marketing positions or as consultants.

(i) Timekeeping Policy. Section 3.18(i) of the Disclosure Schedule contains a copy of Synergy’s and each Acquired Subsidiary’s policy regarding how its employees are to record their time and complete their time cards. Each one of Synergy’s and the Acquired Subsidiaries’ employees has been provided a copy of that policy and instructed to comply with it. To the Knowledge of Synergy, each of the employees of Synergy and the Acquired Subsidiaries has recorded his or her time and completed his or her time cards in accordance with that policy in all material respects.

3.19 Clients.

Neither Synergy nor any of the Acquired Subsidiaries has received any notice that any supplier, producer, consumer, financial institution or other party to any Scheduled Contract will not do business with Synergy or any of the Acquired Subsidiaries on substantially the same terms and conditions subsequent to the Effective Date as such client did before such date.

3.20 Backlog.

Section 3.20 of the Disclosure Schedule sets forth the contract backlogs of Synergy and each of the Acquired Subsidiaries, as of December 31, 2004. Section 3.20 of the Disclosure Schedule includes for each contract (a) the name of each customer, (b) the dollar value of the contract, (c) the costs incurred and the revenue and the profit recognized with respect to each contract for the current period, for the year to date and from the inception of the contract, (d) the percentage completion of each contract and (e) the dollar amounts included in the backlog.

3.21 Compliance with Laws.

Synergy and each of the Acquired Subsidiaries has been and is in compliance with each Law that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets, except where any such failure to be in compliance with such Law would not reasonably be expected to have a Material Adverse Effect on Synergy and the Acquired Subsidiaries. Neither Synergy nor any of the Acquired Subsidiaries has received, at any time during the past three years, any notice or other communication (whether oral or written) from any Governmental Authority regarding (a) any actual, alleged, or potential violation of, or failure to comply with, any such applicable Law, or (b) any actual, alleged, or potential obligation on the part of Synergy or any of the Acquired Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature under any such applicable Law.

3.22 Environmental Matters.

To the Knowledge of Synergy, Synergy and each of the Acquired Subsidiaries has complied in all material respects with, and is in material compliance with, all applicable Environmental Laws and has no Environmental Liabilities.

3.23 Licenses and Permits.

(a) Synergy and each of the Acquired Subsidiaries has all licenses, permits and other authorizations from Governmental Authorities necessary for the conduct of their respective business as conducted in the normal course of business prior to and as of the date hereof (collectively “Permits”), except for where the failure to obtain such Permits would not have a Material Adverse Effect on them. Section 3.23(a) of the Disclosure Schedule sets forth a list of all material Permits held by Synergy and each of the Acquired Subsidiaries.

(b) Except as set forth on Section 3.23(a) of the Disclosure Schedule, (i) each of the Permits is in full force and effect, (ii) Synergy and each of the Acquired Subsidiaries is in material compliance with the terms, provisions and conditions thereof, (iii) there are no outstanding violations, notices of noncompliance, judgments, consent decrees, orders or judicial or administrative actions, investigations or proceedings adversely affecting any of said Permits, and (iv) to the Knowledge of Synergy, no condition (including, without limitation, this Agreement and the Contemplated Transactions) exists and no event has occurred that (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of said Permits other than by expiration of the term set forth therein, except in each case where such a suspension or revocation would not reasonably be expected to have a Material Adverse Effect on Synergy or any of the Acquired Subsidiaries.

3.24 Absence of Certain Business Practices.

To the Knowledge of Synergy, none of Synergy or the Acquired Subsidiaries, any officer, employee or agent of Synergy or the Acquired Subsidiaries, or any other Person acting on their behalf has, directly or indirectly, since the formation of Synergy and the Acquired Subsidiaries, given, offered, solicited or agreed to give, offer or solicit any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment, regardless of form and whether in money, property or services, to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Synergy or any of the Acquired Subsidiaries in connection with the design, development, manufacture, distribution, marketing, use, sale, acceptance, maintenance or repair of their respective products and services (or assist Synergy or any of the Acquired Subsidiaries in connection with any actual or proposed transaction relating to the products and services of Synergy or any of the Acquired Subsidiaries) (a) that subjected or might have subjected Synergy or any of the Acquired Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (b) that, if not given in the past, might have had a Material Adverse Effect on the business of Synergy or any of the Acquired Subsidiaries as it relates to the products and services of Synergy or any of the Acquired Subsidiaries, (c) that if not continued in the future, might have a Material Adverse Effect on Synergy or any of the Acquired Subsidiaries, or subject Synergy or any of the Acquired Subsidiaries to suit or penalty in any private or governmental litigation or proceeding, (d) that are for any purposes described in Section 162(c) of the Code, or (e) that are for the purpose of establishing or maintaining any concealed fund or concealed bank account.

3.25 Litigation.

(a) Except as set forth on Section 3.25(a) of the Disclosure Schedule, there are no:

(i) actions, suits, claims, trials, written demands, investigations, arbitrations, and other proceedings (whether or not purportedly on behalf of the businesses of Synergy or any of the Acquired Subsidiaries) pending or, to the Knowledge of Synergy, threatened against or with respect to Synergy or any of the Acquired Subsidiaries, or their respective properties or businesses; or

(ii) outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against or, with respect to Synergy or any of the Acquired Subsidiaries or their respective properties or businesses.

(b) To the extent applicable, Synergy or the applicable Acquired Subsidiary has notified the appropriate insurance carrier as to matters shown on Section 3.25(a) of the Disclosure Schedule.

(c) Neither Synergy nor any of the Acquired Subsidiaries or the businesses of any of them are in default with respect to any judgment, order, writ, injunction, decision, ruling,

decree or award of any Governmental Authority. Except as set forth on Section 3.25(b) of the Disclosure Schedule, to the Knowledge of Synergy as of the Effective Date, there is no reasonable basis for a material claim against Synergy or any of the Acquired Subsidiaries relating to defective design, material, or performance.

3.26 Personnel Matters.

(a) True, accurate, and complete lists of all of the directors, officers, and employees of Synergy and each of the Acquired Subsidiaries, as of December 31, 2004 (collectively, “Personnel”) and their positions are included on Section 3.26(a) of the Disclosure Schedule. True and complete information concerning the respective salaries, wages, and other compensation paid by Synergy, or the applicable Acquired Subsidiary, as the case may be, during 2001, 2002 and 2003 as well as dates of employment, and date and amount of last salary increase, of such Personnel has been provided previously to ICF.

(b) A true and accurate list of accrued and unpaid bonuses due the Principal Shareholders is included on Section 3.26(b) of the Disclosure Schedule (the “Accrued Principal Shareholders’ Bonuses”). The aggregate amount of the Accrued Principal Shareholders’ Bonuses as of the Effective Date is approximately Two Million Seven Hundred Thousand Dollars ($2,726,043). On or before the Closing Date, the Principal Shareholders (i) shall (and shall cause Synergy and any applicable Acquired Subsidiaries) to cancel with no liability to or payment by Synergy or any applicable Acquired Subsidiaries each of the Accrued Principal Shareholders’ Bonuses and (ii) shall deliver to ICF a release, in form reasonably satisfactory to ICF, signed by each Principal Shareholder to whom Accrued Principal Shareholders’ Bonuses were owed (collectively the “Accrued Principal Shareholders’ Bonuses Releases”).

(c) A true and accurate list of the employees of Synergy or any applicable Acquired Subsidiaries who are entitled to bonuses accrued for periods prior to 2004 and whom Synergy or any of the Acquired Subsidiaries is responsible for paying prior to the Closing Date and the amount of the bonuses (the “Synergy Pre-2004 Bonuses”) are included on Section 3.26(c) of the Disclosure Schedule. The aggregate amount of the Synergy Pre-2004 Bonuses as of the Effective Date is approximately $845,440. On or before the Closing Date, the Principal Shareholders (i) shall cause Synergy, or the applicable Acquired Subsidiaries to pay in full the Synergy Pre-2004 Bonuses and (ii) shall deliver (or cause Synergy to deliver) to ICF a release, in form reasonably satisfactory to ICF, signed by each employee to whom Synergy Pre-2004 Bonuses are owed (the “Synergy Pre-2004 Bonuses Releases”).

(d) A true and accurate list of the employees of Synergy or any Acquired Subsidiary entitled to bonuses accrued for periods prior to 2004 and whom ICF, Synergy or any of the Acquired Subsidiaries shall be responsible for paying after the Closing Date and the amount of the bonuses (the “ICF Pre-2004 Bonuses”) are included on Section 3.26(d) of the Disclosure Schedule. The aggregate amount of the ICF Pre-2004 Bonuses as of the Effective Date is $408,000.

(e) A true and accurate list of the employees entitled to bonuses accrued for periods from January 1, 2004 through the Closing Date and payable by ICF, Synergy, or an Acquired Subsidiary after the Closing Date and the amount of the bonuses (the “Accrued 2004 Bonus Liability”), are included on Section 3.26(e) of the Disclosure Schedule. The Closing Financial Statements include reserves sufficient to pay in full the Accrued 2004 Bonus Liability.

(f) There are no disputes, grievances, or disciplinary actions pending, or, to the Knowledge of Synergy, threatened, by or between Synergy or any of the Acquired Subsidiaries and any Personnel.

(g) All personnel policies and manuals of Synergy and the Acquired Subsidiaries are listed on Section 3.26(g) of the Disclosure Schedule, and true, accurate, and complete copies of all such written personnel policies and manuals have been made available to ICF.

(h) Except as set forth on Schedules 3.26(h) and 3.28(b), neither Synergy nor any of the Acquired Subsidiaries is a party to any:

(i) management, employment, consulting, or other agreement with any Personnel or other person providing for employment over a period of time or for termination or severance benefits, whether or not conditioned upon a change in control of Synergy or any of the Acquired Subsidiaries;

(ii) bonus, incentive, deferred compensation, severance pay, profit-sharing, stock purchase, stock option, benefit, or similar plan, agreement, or arrangement, whether written or unwritten;

(iii) collective bargaining agreement or other agreement with any labor union or other Personnel organization (and no such agreement is currently being requested by, or is under discussion by management with, any Personnel or others); or

(iv) other employment contract, non-competition agreement, or other compensation agreement or arrangement affecting or relating to Personnel or former Personnel of Synergy or any of the Acquired Subsidiaries, whether written or unwritten.

(i) No (i) leased employee, as defined in Section 414(n) of the Code, or (ii) independent contractor performs service for Synergy or any Acquired Subsidiary.

3.27 Labor Matters.

(a) Neither Synergy nor any of the Acquired Subsidiaries is obligated by, or subject to, any order of the National Labor Relations Board or other labor board or administration, or any unfair labor practice decision.

(b) Neither Synergy nor any of the Acquired Subsidiaries is a party or subject to any pending or, to the Knowledge of Synergy, threatened labor or civil rights dispute, controversy or grievance or any unfair labor practice proceeding with respect to claims of, or obligations of, any employee or group of employees. Neither Synergy nor any of the Acquired Subsidiaries has received any written notice that any labor representation request is pending or is threatened with respect to any employees of Synergy or any of the Acquired Subsidiaries.

(c) Synergy and each of the Acquired Subsidiaries is in compliance with all applicable Laws and affirmative action programs respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to Executive Order 11246, as amended, the Workers’ Adjustment Retraining Notification Act and the Service Contract Act. This Section 3.27 does not extend to “ERISA” as defined in Section 3.28.

(d) No present or former employee of Synergy or any of the Acquired Subsidiaries has any claim against Synergy or any of the Acquired Subsidiaries (whether under Federal or state law, pursuant to any employment agreement, or otherwise) on account of, or for: (i) overtime pay, other than for the current payroll period; (ii) wages or salary (excluding bonuses and amounts accruing under any pension or profit-sharing plan, including but not limited to any Pension Plan or Welfare Plan (as such terms are defined in Section 3.28)) for a period other than the current payroll period; (iii) vacation, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current or past fiscal year or accrued on the most recent balance sheet for Synergy and the Acquired Subsidiaries, or (iv) payment under any applicable workers’ compensation law.

3.28 ERISA.

(a) Capitalized terms used in this Section 3.28 which are not otherwise defined in this Agreement shall have the meanings set forth below:

(i) “Benefit Arrangement” means any compensation or employment program, including but not limited, to any fringe benefit, incentive compensation, bonus, severance, deferred compensation and supplemental executive compensation plan.

(ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, as well as any rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.

(iii) “ERISA Affiliate” means a corporation that is a member of a controlled group of corporations with Synergy within the meaning of Code Section 414(b), a trade or business that is under common control with Synergy within the meaning of Code Section 414(c), or a member of an affiliated service group with Synergy within the meaning of Code Sections 414(m) or (o), including any such Entity that was an ERISA Affiliate at any time within the six (6) year period preceding the Effective Date.

(iv) “PBGC” means the Pension Benefit Guaranty Corporation.

(v) “Pension Plan” means any employee pension benefit plan (as defined in ERISA Section 3(2)) that is maintained by Synergy or any ERISA Affiliate as of the date of this Agreement.

(vi) “Plan” means any Pension Plan, any Welfare Plan, and any Benefit Arrangement.

(vii) “Welfare Plan” means any employee welfare benefit plan (as defined in ERISA Section 3(1)) that is established or maintained by Synergy or any ERISA Affiliate.

(b) Schedule 3.28(b) sets forth a list of: (i) each Pension Plan; (ii) each Welfare Plan; and (iii) each Benefit Arrangement, that Synergy or an ERISA Affiliate maintains or to which Synergy or an ERISA Affiliate contributes or has any obligation to contribute, or with respect to which Synergy or an ERISA Affiliate has any liability.

(c) Synergy has delivered to ICF true, accurate and complete copies of (i) the documents comprising each Plan (or, with respect to any Plan that is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters that relate to the obligations of Synergy or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Authority that pertain to each Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Authority with respect to the Plans during the most recent three years; and (v) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Plans.

(d) Neither Synergy nor any ERISA Affiliate has, at any time within six (6) years prior to the Effective Date, sponsored, maintained or contributed to a Pension Plan subject to Title IV of ERISA, a multiemployer plan (as defined in ERISA Section 3(37)), or a voluntary employees’ beneficiary association, as defined in Code Section 501(c)(9), (a “VEBA”).

(e) Full payment has been made of all amounts that are required under the terms of each Plan to be paid as contributions with respect to all periods prior to the Effective Date and any such amounts that are not required to be so paid under any Welfare Plan have been accrued on the Financial Statements.

(f) No prohibited transaction within the meaning of ERISA Section 406 or Code Section 4975 has occurred with respect to any Pension Plan as of the date of this Agreement, other than a transaction to which a statutory or administrative exemption has been granted.

(g) The form of each Pension Plan and Welfare Plan is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including, but not limited to, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, and the Economic Growth and Tax Relief Reconciliation Act of 2001, and such plans have been operated in compliance with such laws and the written Plan documents. Neither Synergy nor any fiduciary of a Pension Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Authority and distributed as required, and all notices required by ERISA or the Code or any other Laws with respect to the Pension Plans and Welfare Plans have been appropriately given.

(h) Except as set forth on Schedule 3.28(h), each Pension Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Synergy has no knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Pension Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Synergy is not aware of any circumstance that will or could result in a revocation of such exemption.

(i) To the Knowledge of Synergy, no charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to a Plan or to the administration or the investment of the assets of any Plan that Synergy or any ERISA Affiliate maintains or has maintained, or to which Synergy or any ERISA Affiliate contributes or has contributed, for the benefit of any current or former employee (other than routine claims for benefits) is pending or threatened that could reasonably be expected to result in a material liability to Synergy or any ERISA Affiliate or to such Plan or a fiduciary of such Plan.

(j) Except as set forth on Schedule 3.28(j), all contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Plan have been paid within the time required by such Plan or applicable Laws.

(k) Except as required by the Code, the consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Synergy or an ERISA Affiliate.

(l) No written or oral representations have been made to any employee, former employee, or director of Synergy or any ERISA Affiliate at any time promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).

(m) Prior to the Closing, Synergy has undertaken all of the following (collectively the “Pension and Profit Sharing Plan Transactions”): (i) established a second trust under the Synergy, Inc. 401 (k) Plan and caused all units of Synergy LLC held by the Synergy, Inc. Profit Sharing Plan to be transferred to such trust; (ii) has continued to pursue an exemption from the Department of Labor for an otherwise prohibited transaction whereby the units of Synergy LLC are sold to certain parties in interest, all as more particularly described on Exhibit G; and (iii) has caused the Pension Plans to be terminated.

3.29 Tax Matters.

Except as set forth Section 3.29 of the Disclosure Schedule:

(a) Synergy and the Acquired Subsidiaries, and every member of an affiliated group (as defined in Section 1504 of the Code) (and any comparable group for state, local or foreign Tax purposes) that has included Synergy or any of the Acquired Subsidiaries (for taxable periods in which Synergy or any of the Acquired Subsidiaries was included in such group) (each such corporation, including Synergy and each of the Acquired Subsidiaries, a “Taxpayer,” and collectively, the “Taxpayers”), have timely filed all Tax Returns required to have been filed by them, and have paid all Taxes required to be paid with such Tax on or prior to the date hereof. The Tax Returns filed with respect to the Taxpayers are true, correct and complete in all material respects.

(b) None of such Tax Returns contains a disclosure statement with respect to Synergy or any of the Acquired Subsidiaries under Section 6662 of the Code (or any predecessor statute) or any similar provision of state, local or foreign law.

(c) No Taxpayer has received notice that the IRS or any other Taxing Authority has asserted against a Taxpayer any deficiency or claim for Taxes, and no issue has been raised by any Taxing Authority in any audit, that would result in a proposed deficiency of any Taxpayer for any tax period not within the audited period. To the Knowledge of Synergy, no claim has ever been made by a Taxing Authority with which any Taxpayer does not file Tax Returns that such Taxpayer is or may be subject to taxation by that Taxing Authority, nor, to the Knowledge of Synergy, is there any factual basis or legal basis for such claim.

(d) All Tax deficiencies asserted or assessed against the Taxpayers have been paid or finally settled with no remaining amounts owed.

(e) There is no pending or, to the Knowledge of Synergy, threatened action, audit, proceeding, or investigation with respect to the Taxpayers involving: (i) the assessment or collection of Taxes, or (ii) a claim for refund made by a Taxpayer with respect to Taxes previously paid;

(f) All amounts that are required to be collected or withheld by a Taxpayer, or with respect to Taxes of a Taxpayer, have been duly collected or withheld, and all such amounts that are required to be remitted to any Taxing Authority have been duly remitted;

(g) Neither Synergy nor any of the Acquired Subsidiaries (i) has been included in an affiliated group (as defined in Section 1504 of the Code) with a Person other than Synergy or an Acquired Subsidiary and (ii) has any liability for the Taxes of any Person (other than members of Synergy’s affiliated group as defined in Section 1504 of the Code) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) There are no outstanding waivers of any statute of limitations with respect to the assessment of any Tax;

(i) Accruals or reserves for current taxes and deferred tax liabilities as stated in the Audited Financial Statements are all in accordance with GAAP and fairly reflect current and deferred liabilities for Taxes as of December 31, 2003. Accruals or reserves for current taxes and deferred tax liabilities as stated in the September 2004 Financial Statements and the Closing Financial Statements fairly reflect in all material respects the current and deferred liabilities for taxes as of September 30, 2004 and as of the Effective Date respectively.

(j) There are no Liens for Taxes due and payable upon the assets of any Taxpayer;

(k) No Taxpayer has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code;

(l) None of the Taxpayers has made nor become obligated to make, nor will any of the Taxpayers, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any “excess parachute payment,” as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof);

(m) There are no outstanding balances of deferred gain or loss accounts related to deferred intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or predecessor regulations) or excess loss accounts described in Treasury Regulation Sections 1.1502-32 or 1.1502-19 (or predecessor regulations) or similar items, among any of the Taxpayers that will be recognized or otherwise taken into account as a result of the Contemplated Transactions;

(n) There are no outstanding requests for extensions of time within which to file returns and reports in respect of any Taxes owed by any Taxpayers;

(o) There are no elections, consents or agreements as to Taxes in effect with respect to Synergy or any of the Acquired Subsidiaries that will remain in effect following the Effective Date and that have had a material effect on the taxable income of Synergy or any of the Acquired Subsidiaries prior to the Effective Date;

(p) Neither Synergy nor any of the Acquired Subsidiaries is a party to any tax-sharing agreement, or similar arrangement (whether express or implied), including any terminated agreement as to which it could have any continuing liabilities (other than this Agreement);

(q) No Taxpayer has applied for a ruling relating to Taxes from any Taxing Authority or entered into any closing agreement with any Taxing Authority;

(r) None of the assets of Synergy or any of the Acquired Subsidiaries is or will be required to be treated as (i) owned by another Person pursuant to the safe harbor leasing provisions of the Code or (ii) property subject to Section 168(f) or (g) of the Code;

(s) Neither Synergy nor any of the Acquired Subsidiaries is or has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code;

(t) Synergy has delivered to ICF correct and complete copies of Federal income Tax Returns and has made available to ICF state income Tax Returns filed on behalf of Synergy and the Acquired Subsidiaries, for the three previous taxable years;

(u) No Person has been treated as an independent contractor of Synergy or any of the Acquired Subsidiaries for Tax purposes who should have been treated as an employee for such purposes;

(v) Synergy is not and has not been an “S corporation” within the meaning of Section 1361 of the Code;

(w) Simulation Support, Inc. was an “S” Corporation within the meaning of Section 1361 of the Code from its inception through May 1, 2003.

(x) None of the Capital Stock of Synergy or of the Acquired Subsidiaries is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code;

(y) The Contemplated Transactions, either by themselves or in conjunction with any other transaction that any of the Taxpayers may have entered into or agreed to, will not give rise to any federal income tax liability under section 355(e) of the Code for which any of the Taxpayers may in any way be held liable;

(z) None of the Taxpayers is a party to any “Gain Recognition Agreements” as such term is used in the Treasury Regulations promulgated under Section 367 of the Code;

(aa) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which any of the Taxpayers is a party and that could be treated as a partnership for federal income Tax purposes; and

(bb) None of the Taxpayers has, nor has any of them ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has any of them otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

3.30 Insurance.

(a) Synergy and the Acquired Subsidiaries maintain the general liability, professional liability, product liability, fire, casualty, motor vehicle, workers’ compensation, and other types of insurance shown on Section 3.30(a) of the Disclosure Schedule. A list of all claims against such insurance since January 1, 2001 that individually exceed $5,000 in amount and the outcomes or status of such claims is set forth on Section 3.30(a) of the Disclosure Schedule.

(b) Synergy maintains life insurance on those persons in the amounts as indicated on Section 3.30(b) of the Disclosure Schedule. With respect to each of the foregoing life insurance policies, (i) Synergy is the designated beneficiary and (ii) all premiums are current as of the date hereof and there are no premiums due and unpaid as of the date hereof.

3.31 Bank Accounts.

Section 3.31 of the Disclosure Schedule sets forth (i) the name of each Person with whom Synergy or any Acquired Subsidiary maintains an account or safety deposit box, (ii) the number of and address for each such account or safety deposit box and (iii) the names of all Persons authorized to draw thereon or to have access thereto.

3.32 Powers of Attorney.

Other than as provided in Section 3.32 of the Disclosure Schedules, none of the Shareholders, Synergy, or any of the Acquired Subsidiaries has given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the consummation of the Contemplated Transactions) to any Person for any purpose whatsoever with respect to Synergy or any of the Acquired Subsidiaries.

3.33 No Broker.

Except for Legg Mason, which was retained by the Principal Shareholders under a fee agreement dated January 31, 2003 as amended April 15, 2004 (the “Legg Mason Agreement”), none of the Shareholders, Synergy or any of the Acquired Subsidiaries (or any of their respective directors, officers, employees or agents) has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees, commissions or other amounts with respect to this Agreement or the Contemplated Transactions.

3.34 No Unusual Transactions.

(a) Except as expressly contemplated by this Agreement and as set forth in Section 3.34 of the Disclosure Schedule, since September 30, 2004, Synergy and each of the Acquired Subsidiaries has conducted its business in the ordinary course and in a manner consistent with past practice and, without limiting the generality of the foregoing, neither Synergy, nor any of the Acquired Subsidiaries has:

(i) incurred or discharged any secured or any unsecured liability or obligation (whether accrued, absolute or contingent) other than liabilities and obligations disclosed in the December 2003 Financial Statements and liabilities and obligations incurred since December 31, 2003 in the ordinary course of business and in a manner consistent with past practices;

(ii) waived or cancelled any claims, accounts receivable or trade accounts involving amounts in excess of $50,000 in the aggregate;

(iii) made any capital expenditures other than in the ordinary course and not exceeding $50,000 in the aggregate;

(iv) sold or otherwise disposed of or lost any capital asset, contracts or intellectual property, or used any of its assets other than, in each case, for proper corporate purposes and in the ordinary course of business and in a manner consistent with past practices;

(v) entered into any transaction, contract, agreement, indenture, instrument or commitment involving amounts in excess of $50,000 in the aggregate other than in the ordinary course of business and in a manner consistent with past practices or in connection with the Contemplated Transactions;

(vi) modified its charter, bylaws or its capital structure, (other than transfers of stock among the Shareholders or purchases of outstanding options to acquire Synergy’s Capital Stock);

(vii) except as otherwise specifically provided in Section 3.26 of this Agreement, paid any bonus, whether or not accrued, to any employee other than in the ordinary course of business and not exceeding $25,000 in the aggregate;

(viii) reserved, declared, made or paid any dividend or redeemed, retired, repurchased, purchased, or otherwise acquired shares of its Capital Stock or any of its other corporate securities, other than purchases of outstanding options to acquire Synergy’s Capital Stock;

(ix) entered into any employment agreement or made or modified (i) any increase in the rate or change in the form of compensation or remuneration payable to or to become payable to any of its Shareholders, directors, executive officers or employees other than in the ordinary course of business and as and in amounts consistent with past practice, or (ii) any bonus or other incentive or other Plan or arrangement with any of its Shareholders, directors, executive officers or employees;

(x) removed any director or terminated any officer or Key Employee of Synergy or the Acquired Subsidiaries;

(xi) incurred any indebtedness other than to trade creditors in the ordinary course of business and in a manner consistent with past practice;

(xii) voluntarily permitted any Person or entity to subject the Capital Stock or the properties of Synergy or any of the Acquired Subsidiaries to any Lien;

(xiii) (A) made any loan or advance to, or (B) assumed, guaranteed, endorsed or otherwise become liable with respect to the liabilities or obligations of, any Person or entity other than in the ordinary course of business and in a manner consistent with past practice;

(xiv) purchased or otherwise acquired any corporate security or other equity interest in any Person or entity;

(xv) changed its pricing, credit or payment policies other than in the ordinary course of business and in a manner consistent with past practice;

(xvi) purchased, sold, leased, or otherwise disposed of any of its properties or any right, title or interest therein other than in the ordinary course of business, other than obtaining a release of Synergy from any lease and other obligations relating to the Columbia Road Premises;

(xvii) failed to maintain in full force and effect insurance policies on all of its properties providing coverage and amounts of coverage comparable to the coverage and amounts of coverage provided under its policies of insurance in effect on September 30, 2004; or

(xviii) modified or changed its business organization or its relationship with its suppliers, customers and others having business relations with it other than in the ordinary course of business and in a manner consistent with past practices.

(b) At the Closing, Synergy shall deliver to ICF a preliminary, unaudited, internally prepared balance sheet and related interim consolidated statements of operations, changes in shareholder equity and cash flows for the 2004 calendar year prepared in a manner consistent with the September 2004 Financial Statements (the “Closing Financial Statements”).

ARTICLE IV

Representations and Warranties of ICF

As of the date of this Agreement, ICF and ICF Holdings represent and warrant to Synergy and the Shareholders as follows:

4.1 Organization and Power.

(a) Each of ICF and ICF Holdings is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Contemplated Transactions.

(b) Each of ICF and ICF Holdings has all requisite corporate power to own or lease and operate its properties.

4.2 Corporate Authorization.

As of the Effective Date, each of ICF and ICF Holdings will have duly authorized the execution and delivery of this Agreement and the performance of its obligations hereunder, and ICF Holdings shall have duly authorized the issuance of the ICF Holdings Shares. This Agreement constitutes the legal, valid and binding obligation of each of ICF and ICF Holdings enforceable against ICF and ICF Holdings respectively in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3 No Violation.

Neither the execution and delivery of this Agreement nor the performance by ICF or ICF Holdings of their respective obligations hereunder will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the violation of, or result in the creation of any Lien upon any of the assets of ICF or ICF Holdings respectively, pursuant to the charter or bylaws or equivalent organic documents of ICF or ICF Holdings, or any material agreement, order, award, judgment, decree, Law, or any other material instrument to which ICF or ICF Holdings is a party or by which their properties may be bound.

4.4 Consents.

Neither the execution and delivery of this Agreement by ICF or ICF Holdings, nor consummation of the Contemplated Transactions or compliance with the terms of the Transaction Documents will require (a) consent or approval pursuant to any agreement or instrument or (b) ICF or ICF Holdings to obtain the approval or consent of, or make any declaration, filing (other than administrative filings with Taxing Authorities, foreign companies registries and the like) or registration with, any Governmental Authority.

4.5 Litigation.

There is no claim, action, suit, proceeding or governmental investigation pending, or, to the Knowledge of ICF and the Knowledge of ICF Holdings, threatened against or involving ICF and/or ICF Holdings that questions the validity of this Agreement or seeks to prohibit, enjoin or otherwise challenge the Contemplated Transactions.

4.6 Charter, Bylaws and Corporate Records.

True and complete copies of the Charter and Bylaws of ICF and ICF Holdings, as currently in effect have been provided to the Shareholders. The aforesaid Charter and Bylaws are true, correct and complete as of the date hereof.

4.7 Capital Structure.

The total authorized Capital Stock of ICF Holdings is Twenty Million (20,000,000) shares of $0.01 par common stock. As of the Effective Date, 9,016,947 shares of ICF Holdings common stock are issued and outstanding.

4.8 ICF Holdings Financial Statements.

(a) In General. The ICF Holdings Financial Statements were prepared in accordance with GAAP applied consistently and fairly present the consolidated financial position of ICF Holdings and its Subsidiaries, as of the dates thereof, and the consolidated statements of operations, changes in shareholders’ equity, and cash flows for the periods then ended.

(b) Financial Books and Records. The financial books and records of ICF Holdings have been maintained in accordance with sound business practices, including an adequate system of internal controls, and fairly and accurately reflect, in accordance with applicable Law and GAAP and on a basis consistent with past periods and throughout the periods involved, (i) the financial position of ICF Holdings and its Subsidiaries and (ii) all transactions of ICF Holdings and its Subsidiaries. ICF Holdings has not received any advice or notification from its independent certified public accountants that ICF Holdings, or any of its Subsidiaries has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting the properties, assets, liabilities, revenues or expenses of ICF Holdings or any of its Subsidiaries in their respective books and records.

4.9 No Adverse Change.

Since September 30, 2004, there has not been any material adverse change in the businesses, operations, properties or condition, financial or otherwise, or prospects of either ICF or any of its Subsidiaries, nor has any event, condition or contingency occurred that is reasonably likely to result in such an adverse change.

4.10 ICF Holdings Shares.

The ICF Holdings Shares delivered to or to be delivered to the Principal Shareholders pursuant to this Agreement will, when delivered, be validly issued, duly authorized, fully paid and nonassessable.

4.11 Availability of Funds.

ICF will at the Closing have sufficient immediately available funds in cash to pay the Closing Purchase Consideration and any other amounts payable by ICF pursuant to this Agreement.

4.12 Investment Intent.

ICF is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.

4.13 No Additional Representations.

ICF acknowledges that neither the Shareholders nor Synergy, nor any other Person acting on behalf of the Shareholders or Synergy, nor any Affiliate of the Shareholders or Synergy has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Synergy except as expressly set forth in this Agreement, the Transaction Documents and the Disclosure Schedules. ICF acknowledges that, except as expressly set forth in this Agreement, the Disclosure Schedules hereto or in any other Transaction Document, none of the Shareholders or Synergy or any Person acting on behalf of the Shareholders or Synergy makes, or shall be deemed to have made, any representation or warranty, express or implied, as to the accuracy or completeness of any of the information or documents, financial or otherwise that are prepared and furnished in good faith (including, without limitation, any estimates, projections, forecasts, budgets or other forward-looking information) and have been provided or otherwise made available to ICF or any Person acting on behalf of ICF (including, without limitation, in any management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above) on or prior to the date hereof. With respect to any estimate, projection, budget or forecast delivered by or on behalf of Synergy or the Shareholders to ICF, ICF acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections, budgets and forecasts, and (ii) ICF is aware that actual results may differ.

ARTICLE V

Covenants

5.1 Bonuses.

(a) ICF Pre-2004 Bonuses and Accrued 2004 Bonuses. Following the completion of the Closing, ICF shall cause Synergy (i) no later than November 30, 2005 to pay the ICF Pre-2004 Bonuses and (ii) to pay the outstanding Accrued 2004 Bonuses and to be responsible for and to pay after Closing to pay the outstanding Accrued 2004 Bonuses, as determined by Zimmerman and Zorich in a manner consistent with Synergy’s normal past business practices, and as approved by ICF’s Chief Executive Officer and the Compensation Distribution Committee of the Board of Directors of ICF.

(b) Indemnification. The Shareholders shall indemnify and hold ICF, Synergy and the Acquired Subsidiaries, as well as their successors, and assigns harmless from any claim, payment, loss, damage and expense relating to the Accrued Principal Shareholder Bonuses and the Synergy Pre-2004 Bonuses pursuant to Section 8.2.

5.2 Access to Books and Records Following the Closing.

Following the Closing, ICF shall permit the Shareholders’ Representative and the Shareholders and their authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records of Synergy, the Acquired Subsidiaries and/or ICF that relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing that are related to or arise out of transactions or events occurring prior to the Closing; provided, however, that (a) the Shareholders’ Representative and the Shareholders and their representatives shall take such action as is deemed necessary in the reasonable judgment of ICF, Synergy and the Acquired Subsidiaries to schedule such access and visits through a designated officer of ICF and in such a way as to avoid disrupting the normal business of ICF, Synergy or any of the Acquired Subsidiaries, (b) neither ICF, Synergy or any of the Acquired Subsidiaries shall be required to take any action that in the reasonable opinion of outside counsel would constitute a waiver of the attorney-client or other privilege or that would violate a contractual or legal obligation not to supply, including, without limitation, as a result of any governmental or defense industrial security clearance requirement or program requirements of any Governmental Authority prohibiting certain persons from sharing information. ICF agrees that it shall retain and shall cause Synergy and the Acquired Subsidiaries to retain all such books and records for a period of three (3) years following the Closing, or for such longer period following the Closing as may be required by applicable Law.

5.3 Principal Shareholders’ Post-Closing Confidentiality Obligation.

Following the Closing, except as otherwise expressly provided in this Agreement or in other agreements delivered in connection herewith, the Principal Shareholders shall, and shall cause their Affiliates or their officers agents and representatives (collectively, “Principal Shareholder Affiliates”) to, (a) maintain the confidentiality of, (b) not use, and (c) not divulge, to any Person all confidential or proprietary information of Synergy or any of the Acquired

Subsidiaries, except with the prior written consent of ICF or to the extent that such information is required to be divulged by legal process, except as may reasonably be necessary in connection with the performance of any indemnification obligations under this Agreement or except as may be required by Law; provided, however, that the Principal Shareholders and the Principal Shareholder Affiliates shall not be subject to such obligation of confidentiality for information that (i) otherwise becomes lawfully available to the Principal Shareholders or the Principal Shareholder Affiliates after the Closing Date on a nonconfidential basis from a third party who is not under an obligation of confidentiality to ICF, Synergy or any of the Acquired Subsidiaries or (ii) is or becomes generally available to the public without breach of this Agreement by the Principal Shareholders and the Principal Shareholder Affiliates.

5.4 Expenses.

(a) Subject to Section 5.7(d) and except as otherwise provided in this Section 5.4, the Shareholders shall bear all expenses incurred by the Shareholders and Synergy in connection with the negotiation of this Agreement and the consummation of the Contemplated Transactions and the preparation therefor, including but not limited to the Legg Mason Fees, Pension and Profit Sharing Plan Transactions Costs and any fees costs and expenses with respect to attorneys, accountants, and other professional and consulting fees of Persons retained by Synergy or the Shareholders (collectively, the “Transaction Costs”). The Shareholders have identified on Exhibit H certain of the Transaction Costs, including, but not limited to, the Legg Mason Fees and the Pension and Profit Plan Transaction Costs that they wish to have ICF pay on their behalf at Closing (collectively the “Scheduled Transaction Costs”). The amount of the cash portion of the Closing Purchase Consideration shall be reduced on a dollar-for-dollar basis for every dollar of the Scheduled Transaction Costs.

(b) If and to the extent that there are any Transaction Costs that are (i) not included in the Scheduled Transaction Costs and (ii) are obligations and the responsibility of Synergy, or any of the Acquired Subsidiaries, then the Shareholders at, or prior to Closing shall cause those obligations of Synergy and/or the Acquired Subsidiaries to be assumed by the Shareholders and cause Synergy or the Acquired Subsidiaries, as the case may be, to be released from all such obligations and liabilities. Any release(s), each a “Transaction Costs Release” of Synergy, or any Acquired Subsidiary, shall be in a form reasonably satisfactory to ICF.

5.5 Non-Competition and Nonsolicitation of Employees.

(a) For a period of five (5) years after the Closing Date (the “Non-Competition Period”), none of the Principal Shareholders shall participate, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual capacity whatsoever, and shall not permit any of his or her Affiliates to, engage in any Competitive Business Activities. For purposes of this Agreement: “Competitive Business Activity” means the provision of strategic planning, technology solutions, software development, information technology, quantitative analysis, modeling or simulation services in the areas of command and control, weapon systems, defense operations and logistics.

(b) The foregoing shall not prevent any Principal Shareholder from owning for investment purposes up to 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity (provided, that in no event shall the Principal Shareholders in the aggregate own more than (5%) of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity). Notwithstanding the foregoing, Section 5.5(a) will not preclude: (i) Colvin and Pickard from employment with or performing services as independent contractors or consultants or in any other capacity for Success Markets, so long as any such employment does not constitute Competitive Business Activities or is not otherwise prohibited in this Agreement; or (ii) Zimmerman from employment with or performing services as an independent contractor or consultant or in any other capacity for federally funded research and development centers so long as any such employment (i) does not constitute Competitive Business Activities provided to the United States Department of Defense or any of its component agencies or any other defense related agencies and (ii) is not otherwise prohibited in this Agreement.

(i) During the Non-Competition Period, none of the Principal Shareholders will (for his or her own benefit or for the benefit of any Person other than ICF) solicit, or assist any Person or entity other than ICF to solicit, any officer, director, executive or employee of ICF (or any Affiliate of ICF) to leave his or her employment.

(ii) During the Non-Competition Period, each of the Principal Shareholders agrees that he or she will not, either individually for him or herself, or for the benefit of any other entity, either as employee, consultant, investor or in any other capacity whatsoever contact any Customer or Prospective Customer for the purpose of selling any products that are similar to and/or competitive with any products, or services offered (or proposed to be offered) for sale by Synergy or any of the Acquired Subsidiaries as of the Closing Date. For purposes of this Agreement, “Customer” means any Person that has purchased products or services from Synergy or any of the Acquired Subsidiaries at any time within two (2) years prior to the Closing Date, and “Prospective Customer” means any Person that Synergy or any of the Acquired Subsidiaries was actively soliciting (or had targeted for solicitation) as of the Closing Date.

(c) Each of the Principal Shareholders hereby acknowledges that (i) the federal government markets served by ICF are nationwide, (ii) the length of the Non-Competition Period and the scope of this Section 5.5 were negotiated in the context of the Contemplated Transactions, (iii) he or she will receive a substantial portion of the consideration payable to the Shareholders hereunder, and (iv) the covenants in Section 5.5 are manifestly reasonable on their face and have been designed to be reasonable and no greater than is required for the protection of ICF.

(d) Each of the Principal Shareholders hereby agrees that ICF’s remedies at Law for any breach or threat of breach by him of any of the provisions of this Section 5.5 will be inadequate, and that ICF shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.5 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which ICF may be entitled at law or equity.

(e) Each of ICF and the Principal Shareholders agree that none of the Purchase Consideration should be allocated to the agreements set forth in this Section 5.5

(f) Should any provision of this Section 5.5 be determined to be unenforceable or prohibited by any applicable law, such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition without invalidating the balance of such provision or any other provision of this Section 5.5 above, and any such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.6 Non-Key Employees.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Non-Key Billable Employees” means Non-Key Employees who are billable to customers of Synergy or an Acquired Subsidiary, as applicable;

(ii) “Non-Key Employees” means all Personnel other than Colvin, Pickard, the Senior Management Employees, and the Key Employees;

(iii) “Non-Key Non-Billable Employees” means Non-Key Employees who are not billable to customers of Synergy or an Acquired Subsidiary, as applicable; and

(iv) “Senior Management Employees” means Zorich and Zimmerman.

(b) Each Non-Key Employee shall be required to sign as a condition of employment a confirmation accepting continued employment, ICF’s standard agreements, ICF’s Code of Ethics and a Degree Verification form, all in the form attached hereto and incorporated herein as Exhibit I (hereinafter collectively the “Standard Employee Documents”). ICF and Shareholders agree that nothing in this Agreement shall require ICF to cause the continuation of employment of any Synergy employee after the Closing Date. From and after the Closing Date, any Non-Key Employee who signs the Standard Employee Documents and chooses to become an employee of ICF shall be eligible to participate in employee benefit plans substantially equivalent to ICF’s existing plans.

5.7 Certain Tax Matters.

(a) Tax Periods ending on or before the Effective Date. ICF shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (in each case, at its sole cost and expense) and on a basis reasonably consistent with past practice (unless ICF is advised otherwise by its outside tax consultants), all Tax Returns with respect to Synergy and the Acquired Subsidiaries for taxable periods ending on or prior to the Effective Date and required to be filed thereafter (the “Prior Period Returns”). ICF shall provide a draft copy of such Prior Period Returns to the Shareholder Representative for its review at least ten Business Days prior to the due date thereof. The Shareholder Representative shall provide its comments to ICF at least five Business Days prior to the due date of such returns and ICF shall make all changes requested by Synergy in good faith (unless ICF is advised in writing by its independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to have a material adverse effect on ICF or any of its Affiliates). Except as provided in Section 5.7(c), and only to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Financial Statements, Shareholders shall pay, or cause to be paid, all Taxes with respect to Synergy and the Acquired Subsidiaries shown to be due on such Prior Period Returns.

(b) Tax Periods Beginning Before and Ending after the Effective Date.

(i) ICF shall prepare or cause to be prepared and file or cause to be filed, on a basis reasonably consistent with past practice, any Tax Returns of Synergy and the Acquired Subsidiaries for Tax periods that begin before the Effective Date and end after the Effective Date (“Straddle Periods”). ICF shall permit the Shareholders’ Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing, and ICF shall make all changes reasonably requested by Synergy in good faith (unless ICF is advised in writing by its independent outside accountants or attorneys that such changes (i) are contrary to applicable Law, or (ii) will, or are likely to have a material adverse effect on ICF or any of its Affiliates). Within fifteen (15) days after the date on which ICF pays any Taxes of Synergy and the Acquired Subsidiaries with respect to any Straddle Period, the Shareholders shall, to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Financial Statements, pay to ICF the amount of such Taxes that relates to the portion of such Straddle Period ending on the Effective Date (the “Pre-Closing Tax Period”).

(ii) For purposes of this Agreement:

(1) In the case of any gross receipts Taxes that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period prior to the Effective Date shall be determined on the basis of a deemed closing at the end of Effective Date of the books and records of Synergy.

(2) In the case of any Taxes (other than gross receipts Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period prior to the Effective Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Effective Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Effective Date (in which case the Shareholders shall be responsible for any Taxes related thereto) or occurring after the Effective Date (in which case, ICF shall be responsible for any Taxes related thereto).

(c) Cooperation on Tax Matters.

(i) ICF and the Shareholders shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making their respective employees, outside consultants and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. ICF and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to

Synergy and the Acquired Subsidiaries relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by ICF or the Shareholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, ICF or the Shareholders, as the case may be, shall allow the other to take possession of such books and records.

(ii) ICF and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) ICF and the Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Contemplated Transactions (including any transfer or similar tax imposed by any governmental authority) shall be shared equally between ICF and the Shareholders and each party shall be responsible for one-half of such Taxes. The party required by Law to do so will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns and other documentation.

5.8 Public Announcements.

None of ICF, Synergy, any Acquired Subsidiary or the Shareholders will issue any press release or make any public statement with respect to this Agreement or the Contemplated Transactions, or disclose the existence of this Agreement to any Person, prior to the Closing and, after the Closing, will not issue any such press release or make any such public statement without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), subject to any applicable disclosure obligations pursuant to applicable Law, provided that the party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other party before doing so.

5.9 Legg Mason Agreement.

Unless the Shareholders exercise their rights under Section 5.4, all compensation due Legg Mason with respect to the Contemplated Transactions (collectively, the “Legg Mason Fees”), whether under the Legg Mason Agreement or otherwise, shall be the responsibility of the Shareholders, and to the extent due and payable at Closing shall be paid in full.

5.10 Columbia Road Lease.

(a) The Shareholders acknowledge that, following the completion of the Closing, Synergy’s existing headquarters located at 1763 Columbia Road, N.W., Washington D.C. (the “Columbia Road Premises”) shall be excess to ICF’s and Synergy’s space needs. ICF and the Shareholders further acknowledge and agree that ICF’s willingness to enter into this Agreement was conditioned in part on the requirements that (i) Synergy’s business operations and its employees be relocated, from the Columbia Road Premises to one of ICF’s locations in the Washington, D.C. metropolitan area (primarily in Fairfax, Virginia); (ii) the relocation would take place if at all possible within thirty (30) days of the Closing (or if not possible then as soon thereafter as possible); and (iii) the Shareholders establish and fund the Lease Escrow for the purpose of providing to Synergy and ICF a source of funds to pay all rent, fees, costs and expenses associated with the lease by which Synergy leases the Columbia Road Premises, a complete copy of which, including all amendments is attached as Exhibit J (the “Columbia Road Lease”) until the earlier of the termination of the Columbia Road Lease, or the release of Synergy from all obligations and liability under the Columbia Road Lease; and (iv) in addition to the Lease Escrow the Principal Shareholders jointly and severally indemnify and hold harmless, ICF and Synergy from any and all liability of any kind or nature whatsoever under the Columbia Road Lease.

(b) All rent, fees and expenses of any and every kind that become payable by Synergy after the Closing Date with respect to or under the Columbia Road Lease or that are otherwise related in any way to Synergy’s continued leasehold of the Columbia Road Premises (collectively the “Leasehold Costs”) shall be payable from the Lease Escrow with no further action by the Shareholders or the Shareholders’ Representative.

(c) In addition to the Lease Escrow, the Principal Shareholders hereby agree to indemnify and hold any ICF Indemnitees harmless from and against (i) any and all Leasehold Costs and (ii) all other claims arising under or with respect to the Columbia Road Lease and/or Synergy’s continued leasehold of the Columbia Road Premises (collectively, the “Leasehold Obligations”). The Principal Shareholders’ indemnification of the Leasehold Obligations shall be governed by the provisions of Article VIII, it being understood that any indemnification for Leasehold Costs shall be treated as a Direct Claim and that all other indemnifications of Leasehold Obligations shall be treated as Third-Party Claims or Direct Claims depending on their nature; provided, however, that in no event shall the limitations contained in Sections 8.2(e) and (f) apply to any Leasehold Obligation Claim. To the extent that any ICF Indemnitees prevail in a claim for or with respect to Leasehold Obligations (a “Leasehold Indemnification Claim”), then the Leasehold Indemnification Claim shall be satisfied from the Lease Escrow (and the Escrow Agent shall pay to ICF from the Lease Escrow the amount of the Leasehold Indemnification Claim) with no further action required by the Shareholders or the Shareholders’ Representative. In the event that a Leasehold Indemnification Claim is in excess of the Lease Escrow, the Principal Shareholders shall be and remain jointly and severally liable for any or all of the Leasehold Indemnification Claim.

(d) Within thirty (30) days following the earlier of (i) the expiration of the term of the Columbia Road Lease and the written acknowledgement by the landlord that Synergy has no further liability under the Columbia Road Lease, or (ii) the full, complete and unconditional release (in form reasonably satisfactory to ICF) of Synergy from any and all liabilities under the Columbia Road Lease signed by the landlord and all other required Persons, ICF and the Shareholders’ Representative shall instruct the Escrow Agent pursuant to the Lease Escrow Agreement to cause any amounts remaining in the Lease Escrow (less any amount that has been or shall be offset or is subject to a Leasehold Indemnification Claim) to be delivered to the Shareholders’ Representative to be distributed to the Shareholders as Post-Closing Purchase Consideration.

5.11 Post-Closing Wind-Up of Terminated Pension Plans; Indemnifications Related to Pension Plans.

(a) Following the Closing, Synergy and ICF shall be responsible for (i) the administration of and all actions with respect to the Pension Plans terminated by Synergy prior to Closing as part of the Pension and Profit Sharing Plan Transactions, including the distribution of the assets of the Pension Plans to their respective participants and the preparation and filing of all applicable documents with the applicable Governmental Authorities (the “Post-Closing Pension Plan Administration”) and (ii) all costs associated with the Post-Closing Pension Plan Administration (collectively the “Post-Closing Pension Plan Administrative Costs”), subject to 5.11(c). The Shareholders and Synergy, ICF and ICF Holdings shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the Post-Closing Pension Plan Administration pursuant to this Section.

(b) Colvin, Pickard, Zimmerman and Monika Ruppert (collectively the “Pension Plan Fiduciaries”) are, or were, trustees under certain Pension Plans and are entitled to indemnification by Synergy under the documents evidencing such Pension Plans. Subject to Section 5.11(c), ICF agrees to indemnify, or cause Synergy to indemnify, any or all of the Pension Plan Fiduciaries for claims with respect to such Pension Plans (collectively “Pension Plan Claims”) made after the Closing Date and prior to the expiration of any applicable statutes of limitation.

(c) The rights of the Pension Plan Fiduciaries to indemnification from ICF and/or Synergy pursuant to Section 5.11(b) above are subject to the limitation that ICF’s and Synergy’s aggregate liability for Post-Closing Pension Plan Administrative Costs under Section 5.11(a) and Pension Plan Claims under 5.11(b) shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (the “ICF Pension Plan Claims / Costs Cap”). In connection with the Closing, each of the Pension Fiduciaries has delivered to ICF an executed Indemnification Waiver and Release in the form attached hereto as Exhibit K (each an “Indemnification Waiver and Release”) by which each Pension Fiduciary has waived and released Synergy and each of the Acquired Subsidiaries (and any of their respective successors and assigns), together with their respective officers, directors, employees, stockholders, agents and affiliates, officers, directors, agents or representatives, from any Pension Plan Claims that in the aggregate exceed $250,000. The Shareholders (to the extent of the General Indemnity Escrow) and Principal Shareholders shall jointly and severally be responsible for and shall indemnify and hold harmless ICF, Synergy and the Acquired Subsidiaries for all Pension Plan Claims that in the aggregate exceed the ICF Pension Plan Claims / Costs Cap.

(d) Claims with respect to Section 5.11(b) and (c) shall be treated as Direct Claims pursuant to Section 8.2(d), but shall not be subject to the limitations of Sections 8.2(f)

and (g). To the extent that that ICF, Synergy or an Acquired Subsidiary prevails in a Claim with respect to a Pension Plan Claim under Section 5.11(c), that Claim shall be satisfied (i) first by Synergy, ICF and/or ICF Holdings up to balance of the ICF Pension Plan Claims / Costs Cap, (ii) second from the General Indemnity Escrow, to the extent of the then remaining balance of the General Indemnity Escrow, and (iii) third, to the extent that the Claim is in excess of the then remaining balance in the General Indemnity Escrow, then by and from the Principal Shareholders jointly and severally; provided, however that the Shareholders’ maximum aggregate liability under this Section 5.11(d) shall not exceed Six Million Dollars ($6,000,000) (with the Non-Principal Shareholders aggregate liability limited to the extent of the General Indemnity Escrow).

ARTICLE VI

Deliveries by the Shareholders and Synergy at Closing

On the Closing Date, the Shareholders and/or Synergy shall deliver or cause to be delivered to ICF:

6.1 Escrow Agreements.

Each of the General Indemnity Escrow Agreement and the Lease Escrow Agreement signed by Synergy and the Shareholders.

6.2 Consents.

Copies or other evidence reasonably satisfactory to ICF of the consents and approvals requested by ICF to be obtained by the Shareholders identified on Section 3.4 of the Disclosure Schedule.

6.3 Closing Financial Statements.

Closing Financial Statements reasonably satisfactory to ICF and consistent, in ICF’s reasonable determination, with Synergy’s and the Shareholders’ representations and warranties in Section 3.34.

6.4 Key Employee Agreements.

(a) Key Employee Employment Agreements. All of the Employment Agreements in a form reasonably acceptable to ICF, executed by each of those persons listed on Exhibit L attached hereto and incorporated herein (collectively, the “Key Employees”).

(b) Other Key Employee Agreements. All of the Standard Employee Documents executed by each of the Key Employees.

6.5 Standard Employee Documents.

(a) Non-Key Billable Employees. Standard Employee Documents signed by not less than ninety-five percent (95%) of the Non-Key Billable Employees who were employed by Synergy and each of the Acquired Subsidiaries as of October 19, 2004 and have executed the Standard Employee Documents.

(b) Non-Key Non-Billable Employees. Standard Employee Documents signed by not less than fifty percent (50%) of the Non-Key Non-Billable Employees who were employed by Synergy and each of the Acquired Subsidiaries as of October 19, 2004 and have executed the Standard Employee Documents.

6.6 Zimmerman and Zorich Employment Agreements.

The execution and delivery by each of Zimmerman and Zorich of Employment Agreements in the form attached hereto as Exhibit M (the “Senior Management Employment Agreements”).

6.7 Synergy Pre-2004 Bonus Releases.

The execution and delivery of the Synergy Pre-2004 Date Bonus Releases by Synergy and each of the Acquired Subsidiaries, as applicable and the applicable employees of Synergy and each of the Acquired Subsidiaries, as applicable.

6.8 Accrued Principal Shareholders’ Bonuses Releases.

The execution and delivery of the Accrued Principal Shareholders’ Bonuses Releases by each of the Principal Shareholders.

6.9 Actions with Respect to the Pension Plans.

Evidence satisfactory to ICF that (i) a second trust under the Synergy, Inc. 401 (k) Plan has been established; (ii) the prohibited transaction exemption procedure with the Department of Labor has been updated and is pending; and (iii) the Pension Plans have been terminated.

6.10 Indemnification Waivers and Releases

The execution and delivery of an Indemnification Waiver and Release by each of the Pension Plan Fiduciaries.

6.11 Resignations of Directors and Officers.

Written resignations, dated as of the Effective Date, of all directors and officers of Synergy and each of the Acquired Subsidiaries.

6.12 Termination of Shareholders Agreements and Loans.

Evidence satisfactory to ICF that all (i) agreements (including without limitation employment agreements and any redemption agreements) between Synergy and any or all of the Shareholders have been terminated and (ii) all loans and advances made by Synergy or any of the Acquired Subsidiaries to any or all of the Shareholders have been repaid.

6.13 Termination of BB&T Bank Facility.

Evidence satisfactory to ICF that all amounts outstanding under Credit Facility between BB&T of Virginia and related agreements and notes have been paid in full or will be paid in full from proceeds of the Contemplated Transaction and that documentation providing for the release of all Liens on the assets of Synergy and the Acquired Subsidiaries is available for filing immediately after the Closing.

6.14 Release of Liens.

Evidence satisfactory to ICF that all Liens on Synergy’s and each of the Acquired Subsidiaries’ assets have been released or terminated, as the case may be.

6.15 Shareholders Agreement.

The Shareholders Agreement executed by each of the Principal Shareholders.

6.16 Transaction Costs Releases.

Delivery of any required Transaction Costs Releases.

6.17 Acceptance of Deliverables under Wisconsin Contract.

Synergy has delivered to ICF, in a form reasonably acceptable to ICF (i) written acceptance by the State of Wisconsin Department of Revenue of the “Produced Materials” developed by Synergy and delivered to the Wisconsin Department of Revenue pursuant to that certain Contract for Professional Services by and between the Wisconsin Department of Revenue and Synergy dated January 31, 2000, as amended (the “Wisconsin Contract”) and (ii) written acknowledgement by the State of Wisconsin Department of Revenue that “Post Implementation Support” (as that term is used in the Wisconsin Contract) commenced on or before November 1, 2004.

6.18 Option Releases.

Delivery of a fully executed Option Release from each of the Option Holders.

6.19 Further Instruments.

Such further instruments of assignments, conveyance or transfer or other documents of further assurance as ICF may reasonably request.

ARTICLE VII

Deliveries by ICF at Closing

On the Closing Date, ICF shall deliver or cause to be delivered to the Shareholders, or to the Escrow Agent, as applicable:

7.1 Escrow Agreements.

Each of the General Indemnity Escrow Agreement and the Lease Escrow Agreement signed by ICF.

7.2 Closing Purchase Consideration and Escrow Deposit.

Pursuant to Section 2.2, the Closing Purchase Consideration shall be delivered to the Shareholders’ Representative and the Escrow Deposit shall be delivered to the Escrow Agent.

7.3 Senior Management Employment Agreements.

Execution and delivery by ICF of the Senior Management Employment Agreements.

7.4 Shareholders Agreement.

Execution and delivery of the Shareholders Agreement by ICF Holdings.

7.5 Further Instruments.

Such documents of further assurance as the Shareholders may reasonably request.

ARTICLE VIII

Survival and Indemnification

8.1 Survival of Representations and Warranties.

Except for the Surviving Representations, the representations and warranties of the Shareholders, on the one hand, and ICF, on the other hand, in this Agreement or in any certificate or document delivered on or before the Closing Date shall survive the Closing and shall remain effective until eighteen (18) months following the Closing (the “Survival Date”). After the expiration of such period, such representations and warranties and the provisions of this ARTICLE VIII shall expire and be of no further force and effect except to the extent that a claim or claims shall have been asserted by ICF or the Shareholders, as the case may be, with respect thereto on or before the expiration of such period, provided however that the following representations and warranties (collectively the “Surviving Representations” shall survive the Survival Date until the date specified below.

(i) Claims for indemnification based on breaches of representations and warranties of the Shareholders in Section 3.11 (Title to Shares) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made at any time following the Closing.

(ii) Claims for indemnification based on breaches of representations and warranties of the Shareholders in Sections 3.21 (Compliance with Laws), 3.22 (Environmental Matters), and 3.29 (Tax Matters) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made up to the date of the applicable statute of limitations.

(iii) Claims for indemnification based on breaches of representations and warranties of the Shareholders in Sections 3.18(c)(xi) and (xii) and 3.18(f) (Federal and State Government Contracts) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made up to the date thirty (30) days after the DCAA audits (or similar federal audits) have been completed for each of 2003 and 2004.

(iv) Claims for indemnification based on breaches of representations and warranties of the Shareholders in Section 3.28 (ERISA) shall survive the Survival Date and claims for indemnification based on breaches of such representations and warranties may be made up to the fourth (4th) anniversary of the Effective Date,

The undersigned acknowledge and agree that the covenants contained in this Agreement, including, but not limited to the covenants contained in ARTICLE V above shall survive Closing and are unaffected by this Section 8.1.

8.2 Indemnification.

(a) By ICF.

(i) Subject to Section 8.2(f), ICF shall protect, defend, indemnify and hold harmless the Shareholders and their agents, representatives, successors and assigns (“Shareholders Indemnitees”) from and against any losses, damages and expenses (including, without limitation, except as provided in Section 8.2(d), reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) that may be sustained, suffered or incurred by the Shareholders or their Affiliates, and that are related to (A) any breach by ICF of its representations and warranties, (B) any breach by ICF of its covenants in this Agreement, (C) Taxes as provided in paragraph (ii) of this Section 8.2(a) or (D) any liabilities of Synergy or the Acquired Subsidiaries following the Closing other than those liabilities for which the Shareholders have agreed to indemnify ICF pursuant to Section 8.2(b) of this Agreement.

(ii) The obligations of ICF under paragraph (i) of this Section 8.2(a) shall extend to (A) all Taxes with respect to taxable periods beginning after the Effective Date (including any Taxes with respect to transactions properly treated as occurring on the day after the Effective Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar provision of state, local or foreign law) and (B) all Taxes (other than federal income Taxes) with respect to Straddle Periods to the extent that such Taxes are allocable to the period after Effective Date pursuant to Section 5.7(b)(ii).

(b) By the Shareholders.

(i) Subject to Sections 8.2(e) and 8.2(g), the Shareholders jointly and severally to the extent of the General Indemnity Escrow and the Principal Shareholders jointly and severally to any extent in excess of the General Indemnity Escrow shall protect, defend, indemnify and hold harmless ICF, Synergy, the Acquired Subsidiaries and their respective Affiliates, and their officers, directors, employees, agents, representatives, successors and assigns (“ICF Indemnitees”) from and against any losses, damages and expenses (including, without limitation, except as provided in Section 8.2(c), reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) that may be sustained, suffered or incurred by ICF Indemnitees and that are related to (A) any breach by the Shareholders of their representations and warranties in this Agreement, (B) any breach by the Shareholders of their covenants in this Agreement, (C) Taxes as provided in paragraph (ii) of this Section 8.2(b), (D) the Accrued Principal Shareholders’ Bonuses, and Synergy Pre-2004 Bonuses, (E) the Shareholders’ Transaction Costs (unless paid by ICF pursuant to Section 5.4), (F) the Leasehold Obligations and (G) Indebtedness for Borrowed Money not disclosed on the Financial Statements and in excess of what is permitted under Section 3.34.

(ii) The obligations of the Shareholders under paragraph (i) of this Section 8.2(b) shall extend to (A) all Taxes with respect to taxable periods ending on or prior to the Effective Date and (B) all Taxes (other than federal income Taxes) with respect to Straddle Periods to the extent that such Taxes are allocable to the portion thereof prior to pursuant to Section 5.7(b), and in all events, only to the extent such Taxes have not been accrued or otherwise reserved for on the Closing Financial Statements (it being the intent of the parties that all of the provisions of this Agreement shall be interpreted to avoid requiring the Shareholders to pay (or receive a reduction in purchase price) twice for the same Tax). Such obligations shall be without regard to whether there was any breach of any representation or warranty under ARTICLE III with respect to such Tax or any disclosures that may have been made with respect to ARTICLE III or otherwise. The indemnification obligations under this paragraph (ii) shall apply even if the additional Tax liability results from the filing of a return or amended return with respect to a pre-Effective Date transaction or period (or portion of a period) by ICF. ICF shall not cause or permit Synergy or any Acquired Subsidiary to file an amended Tax Return with respect to any taxable period ending on or prior to the Effective Date or any Straddle Period unless (y) the Shareholders’ Representative consents in its reasonable discretion, or (z) ICF obtains a written opinion from its outside tax consultant(s) that such an amendment is legally required. In the event of any conflict between the provisions of this Section 8.2(c)(ii) and any other provision of this Agreement, the provisions of this Section shall control.

(c) Procedure for Third-Party Claims.

(i) If any Third-Party Claims shall be commenced, or any claim or demand shall be asserted (other than audits or contests with Taxing Authorities relating to Taxes), in respect of which the Indemnified Party proposes to demand indemnification by the Indemnifying Party under Sections 8.2(a) or 8.2(b), the Indemnified Party shall notify the Indemnifying Party in writing of such demand and the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice), but the fees and expenses of such additional counsel shall be at the expense of the Indemnified Party. The Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand (other than, after consultation with Indemnified Party, an action, suit, proceeding, claim or demand to be settled by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge the Indemnified Party’s liability for future acts or obligate ICF with respect to activities of Synergy) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(ii) Notwithstanding anything to the contrary contained in this Section 8.2(c), ICF shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Shareholders are or may be responsible to indemnify ICF, (A) ICF, Synergy and the Shareholders shall cooperate in the conduct of any audit or proceeding relating to such period, (B) the Shareholders, acting through the Shareholders’ Representative, shall have the right (but not the obligation) to participate in such audit or proceeding at Shareholders’ expense, (C) ICF shall not enter into any agreement with the relevant Taxing Authority pertaining to such Taxes without the written consent of the Shareholders’ Representative, which consent shall not unreasonably be withheld, and (D) ICF may, without the written consent of Shareholders, enter into such an agreement provided that ICF shall have agreed in writing to accept responsibility and liability for the payment of such Taxes and to forego any indemnification under this Agreement with respect to such Taxes.

(iii) The parties will keep each other informed as to matters related to any audit or judicial or administrative proceedings involving Taxes for which indemnification may be sought hereunder, including, without limitation, any settlement negotiations. Refunds of Tax relating to periods ending prior to the Effective Date (or to that portion of a Split Period that is prior to Effective Date under the principles of Section 8.2(a)(ii) shall be the property of the Shareholders, but only to the extent that such refunds are not attributable to (A) net operating loss or other carrybacks from periods ending after the Effective Date, or (B) refund claims that are initiated by ICF (provided that ICF gives the Shareholders’ Representative prior notice of such possible claim and the Shareholders decline to pursue such refund at their own expense); provided, however, that ICF shall in no event have an obligation to file or cause to be filed a claim for refund with respect to any Taxes relating to any period.

(iv) Any indemnity payment or payment of Tax by the Shareholders to ICF or its Affiliates as a result of any audit or contest shall be reduced by the present value of the correlative amount by which any Tax of ICF (including Synergy and the Acquired Subsidiaries after the Effective Date) or its Affiliates is or will be reduced for periods ending after the Effective Date as a result thereof. Except as otherwise provided herein, all other refunds of Tax are the property of ICF.

(v) The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any defense, compromise or settlement, subject to this Section 8.2(c) including, without limitation, by making available all pertinent books, records and other information and personnel under its control to the Indemnifying Party.

(d) Procedure for Direct Claims.

(i) Any Direct Claim shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party (each a “Direct Claim Notice”). Each Direct Claim Notice shall set forth with reasonable specificity the basis of the claim for indemnification. The Indemnifying Party shall have a period of twenty (20) Business Days from the date of receipt (the “Direct Claim Notice Period”) within which to respond to a Direct Claim Notice. If the Indemnifying Party does not respond in writing within the Direct Claim Notice Period, then the Indemnifying Party shall be deemed to have accepted responsibility for the claimed indemnification and shall have no further right to contest the validity of that claim. If the Indemnifying Party does respond in writing within the Direct Claim Notice Period, and rejects the claim in whole or in part, the Indemnified Party shall be free to pursue all remedies under Section 9.11. To the extent that any ICF Indemnitees prevail in a Direct Claim (or the Shareholders concede, or otherwise do not timely respond to a Direct Claim Notice made by ICF) then the Direct Claim shall be satisfied from the General Indemnity Escrow (and the Escrow Agent shall pay to ICF from the General Indemnity Escrow the amount of the Direct Claim) with no further action required by the Shareholders or the Shareholders’ Representative. Notwithstanding the foregoing, in the event that a Direct Claim is in excess of the General Indemnity Escrow, the Shareholders shall be and remain jointly and severally liable for any or all of the Direct Claim (but ICF shall in no event have recourse to the Leasehold Escrow in respect of the Direct Claim except to the extent a Direct Claim relates to Leasehold Obligations).

(ii) Costs Related to Direct Claims. Notwithstanding anything in this Section 8.2 to the contrary, except as otherwise may be ordered by a court of competent jurisdiction, Principal Shareholder Indemnitees and ICF Indemnitees shall bear their own costs, including counsel fees and expenses, incurred in connection with Direct Claims against ICF and the Shareholders, respectively, hereunder that are not based upon claims asserted by third parties.

(e) Calculation of Amount of Claims and Losses. The amount of any claims or losses subject to indemnification under Section 8.2(b) shall be calculated net of any amounts that are recovered by ICF or its Affiliates (including Synergy after the Closing) under applicable insurance policies held by ICF or its Affiliates, and ICF agrees to make or cause to be made all reasonable claims for insurance under such policies that may be applicable to the matter giving rise to the indemnification claim hereunder. The amount of any claims or losses subject to indemnification under Section 8.2(b) shall be calculated net of the present value of any Tax benefits to ICF or its Affiliates (including Synergy and the Acquired Subsidiaries after the Closing) resulting from the matter giving rise to the indemnification claim hereunder. Notwithstanding anything to the contrary, the limitations in this Section 8.2(e) shall not apply to Leasehold Indemnification Claims.

(f) Limitations on Rights of ICF Indemnitees. The rights of ICF Indemnitees to indemnification by the Shareholders for breaches of representations and warranties hereunder shall be subject to the limitations that ICF Indemnitees shall not be entitled to indemnification with respect to a claim or claims of breach of representation and warranty by the Shareholders unless any such claim has a value in excess of Five Thousand Dollars ($5,000) and the aggregate amount of all such claims in excess of $5,000 exceeds $50,000, in which event the indemnity provided for in this Section 8.2 shall be effective with respect to the total amount of such damages (including the first $50,000); provided, however, that the Shareholders’ maximum liability to ICF Indemnitees under this Section 8.2 shall not exceed Three Million Two Hundred Ninety Eight Thousand Seven Hundred Fifty Dollars ($3,298,750) (the “General Indemnity Cap”). The aforementioned limitations shall not apply to the indemnification liabilities of the Shareholders pursuant to Section 3.11 (Title), Section 3.28 (ERISA), Section 3.29 (Taxes), Section 8.2(b)(i)(B), (C) and (D), Section 8.2(b)(ii), claims based upon a breach of Section 5.5 and, or for claims based on fraud, intentional misrepresentation or criminal acts on the part of the Shareholders. Notwithstanding anything to the contrary contained herein, the limitations in this Section 8.2(f) shall not apply to claims under Section 5.11, or Leasehold Indemnification Claims and such claims shall not in any way count against the General Indemnity Cap. Notwithstanding anything to the contrary continued herein, ICF agrees that the liability of the Shareholders other than the Principal Shareholders (the “Non-Principal Shareholders”) shall have to ICF with respect to indemnification obligations under this Agreement shall be limited to each Non-Principal Shareholders’ Purchase Consideration Percentage of the then remaining balance in the General Indemnity Escrow or the Lease Escrow, as applicable.

(g) Limitations on Rights of Shareholder Indemnitees. The rights of the Shareholder Indemnitees to indemnification by ICF for breaches of representations and warranties hereunder shall be subject to the limitation that the Shareholder Indemnitees shall not be entitled to indemnification with respect to a claim or claims for a breach of a representation and warranty by ICF unless the aggregate of damages with respect to all such claims exceeds $50,000, in which event the indemnity provided for in this Section 8.2 shall be effective with respect to the total amount of such damages (including the first $50,000); provided, however, that ICF’s maximum liability to the Shareholder Indemnitees under this Section 8.2 shall not exceed Five Hundred Thousand Dollars ($500,000). The aforementioned limitations shall not apply to the indemnification liabilities of Synergy, ICF and ICF Holdings with respect to claims under Section 5.11 or claims based on fraud, intentional misrepresentation or criminal acts on the part of ICF.

(h) Limitation on Rights of Shareholders. The Shareholders acknowledge and agree that they shall have no right to make a claim against Synergy pursuant to any indemnity provision or agreement or otherwise in respect of claims of ICF Indemnitees made pursuant to Section 8.2(b).

8.3 Escrow Accounts.

Pursuant to Section 2.1 and the Escrow Agreements, at the Closing, ICF shall deliver to the Escrow Agent the Escrow Deposit and the Escrow Agent shall set up two separate escrows: the Lease Escrow under the Lease Escrow Agreement and the General Indemnity Escrow under the General Indemnity Escrow Agreement to secure the Shareholders’ indemnification obligations under Section 5.10 and Article VIII.

(a) Except for Leasehold Indemnification Claims, the Shareholders’ Representative and ICF shall cause the Escrow Agent pursuant to the terms of the General Indemnity Escrow Agreement to cause any amounts deemed to be due ICF Indemnitees from the Shareholders pursuant to Section 8.2(c), 8.2(d), or Section 9.11 to be paid from the General Indemnity Escrow.

(b) Within thirty (30) days following the expiration of the Survival Date, the Escrow Agent will cause any amounts remaining in the General Indemnity Escrow (less any amount which has been or shall be offset or is subject to a pending dispute) to be delivered to the Shareholders’ Representative to be distributed by the Shareholders’ Representative to the Shareholders as Post-Closing Purchase Consideration. The expiration of the Lease Escrow and the distribution of any remaining balance of the Lease Escrow shall be governed by Section 5.10.

8.4 Exclusive Remedies.

The remedies provided for in this Agreement shall be the sole and exclusive remedies of the parties and their respective officers, directors, employees, affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement or any certificate delivered at Closing; provided, however, that nothing herein is intended to waive any claims for fraud or waive any equitable remedies to which a party may be entitled.

8.5 Mitigation.

Each party agrees to use reasonable efforts to mitigate any loss, liability or damage that forms the basis of a claim hereunder.

ARTICLE IX

Miscellaneous

9.1 Further Assurances.

At any time and from time to time after the Closing Date, the Shareholders, the Shareholders’ Representative, Synergy and/or any or all of the Acquired Subsidiaries will, upon the request of ICF, and ICF will, upon the request of the Shareholders or the Shareholders’ Representative perform, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required by any of them, to effect or evidence the Contemplated Transactions.

9.2 Notices.

All necessary notices, demands and requests required or permitted to be given hereunder shall be in writing and addressed as follows:

If to the Principal	Terrence R. Colvin
Shareholders:	6318 33rd Street, N.W.
Washington, DC 20015

Wesley G. Pickard
2622 Garfield Street, N.W.
Washington, DC 20008
Facsimile: (202) 483-3574

Donald L. Zimmerman
6907 Lillie Mae Way
Annandale, VA 22003
Facsimile: (703) 354-9030

If to Shareholders’
Representative	Wesley G. Pickard
2622 Garfield Street, N.W.
Washington, DC 20008
Facsimile: (202) 483-3574

With a copy in all cases to:	Leslie H. Lepow
Jenner & Block LLP
601 Thirteenth Street, N.W.
Suite 1220 South
Washington, D.C. 20005-3823
Fax: (202) 639-6066

If to ICF:	ICF Consulting Group, Inc.
9300 Lee Highway
Fairfax, Virginia 22031
Attn: President
Fax: (703) 934-3675

With copies to:	ICF Consulting Group, Inc.
9300 Lee Highway
Fairfax, Virginia 22031
Attn: Chief Financial Officer
Fax: (703) 934-3675

and

James J. Maiwurm
Squire, Sanders & Dempsey L.L.P.
8000 Towers Crescent Drive, Suite 1400
Tysons Corner, VA 22182-2700
Fax: (703) 720-7801

Notices shall be delivered by a recognized courier service or by facsimile transmission and shall be effective upon receipt, provided that notices shall be presumed to have been received:

(a) if given by courier service, on the second Business Day following delivery of the notice to a recognized courier service for delivery on or before the second Business Day following delivery to such service, delivery costs prepaid, addressed as aforesaid; and

(b) if given by facsimile transmission, on the next Business Day, provided that the facsimile transmission is confirmed by answer back, written evidence of electronic confirmation of delivery, or oral or written acknowledgment of receipt thereof by the addressee.

From time to time either party may designate a new address or facsimile number for the purpose of notice hereunder by notice to the other party in accordance with the provisions of this Section 9.2.

9.3 Governing Law.

This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the Commonwealth of Virginia, including all matters of construction, validity and performance.

9.4 Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior contracts or agreements, whether oral or written. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

9.5 Severability.

Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law; (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied (i) to other Persons or circumstances or (ii) in any other jurisdiction; and (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement.

9.6 Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, or modification shall be sought.

9.7 Effect of Waiver or Consent.

No waiver or consent, express or implied, by any Person to or of any breach or default by any party in the performance by such party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such party of the same or any other obligations of such party hereunder. No single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce any right or power, shall preclude any other or further exercise thereof or the exercise of any other right or power. Failure on the part of a party to complain of any act of any party or to declare any party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Person of its rights hereunder until the applicable statute of limitation period has run.

9.8 Rights and Remedies Cumulative.

The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have under applicable Law or otherwise.

9.9 Parties in Interest; Limitation on Rights of Others.

The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties hereto and their respective legal representatives, successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise.

9.10 Assignability.

This Agreement shall not be assigned by any party hereto without the prior written consent of the other party hereto, provided, however, that (a) the prior written consent of the Shareholders’ Representative shall not be unreasonably withheld, delayed or conditioned with respect to any assignment by ICF of its rights and obligations under this Agreement to an Affiliate of ICF so long as such assignment does not relieve ICF of its obligations hereunder; and (b) the prior written consent of the Shareholders’ Representative shall not be required for any collateral assignment of ICF’s rights and remedies under this Agreement to any lender under credit and collateral agreements, as such agreements may be amended, modified or replaced from time to time, so long as such lender does not have the right to exercise any of ICF’s rights and remedies under this Agreement in the absence a default by ICF under the applicable credit and collateral documents. The Shareholders hereby agree to execute and deliver (and authorize the Shareholders’ Representative to execute and deliver) such documents, instruments and agreements as such lender may reasonably require to confirm, reaffirm or perfect such collateral assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.11 Dispute Resolution and Arbitration.

In the event that any dispute arises between the parties pertaining to the subject matter of this Agreement, and the parties, through the senior management of ICF and the Shareholders’ Representative, are unable to resolve such dispute within a reasonable time through negotiations and mediation efforts, such dispute shall be resolved as set forth in this Section 9.11.

(a) The procedures of this Section 9.11 may be initiated by a written notice (“Dispute Notice”) given by one party (“Claimant”) to the other, but not before thirty (30) days have passed during which the parties have been unable to reach a resolution as described (unless any party would be materially prejudiced by such delay). The Dispute Notice shall be accompanied by (i) a statement of the Claimant describing the dispute in reasonable detail and (ii) documentation, if any, supporting the Claimant’s position on the dispute. Within twenty (20) days after the other party’s (“Respondent”) receipt of the Dispute Notice and accompanying materials, the parties shall submit the dispute to mediation in the Washington, D.C. area under the rules of the American Arbitration Association. All negotiations and mediation procedures pursuant to this paragraph (a) shall be confidential and treated as compromise and settlement negotiations and shall not be admissible in any arbitration or other proceeding.

(b) If the dispute is not resolved as provided in paragraph (a) within sixty (60) days after the Respondent’s receipt of the Dispute Notice, the dispute shall be resolved by binding arbitration. Within the sixty-day period referred to in the immediately preceding sentence, the parties shall agree on a single arbitrator to resolve the dispute. If the parties fail to agree on the designation of an arbitrator within said sixty-day period, the American Arbitration Association in the Washington, D.C. area shall be requested to designate the single arbitrator. If the arbitrator becomes disabled, resigns or is otherwise unable to discharge the arbitrator’s duties, the arbitrator’s successor shall be appointed in the same manner as the arbitrator was appointed unless the parties originally agreed on the arbitrator who becomes unable to discharge his duties and they can not agree on a successor within thirty (30) days in which case, the American Arbitration Association in the Washington, D.C. area shall be requested to designate a successor arbitrator.

(c) Except as otherwise provided in this Section 9.11, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association, which shall be governed by the United States Arbitration Act.

(d) Any resolution reached through mediation and any award arising out of arbitration (i) shall be binding and conclusive upon the parties; (ii) shall be limited to a holding for or against a party, and affording such monetary remedy as is deemed equitable, just and within the scope of this Agreement; (iii) may not include special, incidental, consequential or punitive damages; (iv) may in appropriate circumstances include injunctive relief; and (v) may be entered in court in accordance with the United States Arbitration Act.

(e) The arbitrator may not limit, expand or otherwise modify the terms of this Agreement.

(f) The laws of the Commonwealth of Virginia shall apply to any mediation, arbitration, or litigation arising under this Agreement.

(g) Each party shall bear its own expenses incurred in any mediation, arbitration or litigation, but any expenses related to the compensation and the costs of any mediator or arbitrator shall be borne equally by the parties to the dispute.

(h) A request by a party to a court for interim measures necessary to preserve a party’s rights and remedies for resolution pursuant to this Section 9.11 shall not be deemed a waiver of the obligation to mediate or of the agreement to arbitrate.

(i) The parties, their representatives, other participants and the mediator or arbitrator shall hold the existence, content and result of mediation or arbitration in confidence.

9.12 Jurisdiction; Court Proceedings; Waiver of Jury Trial.

Subject to the provisions of Section 9.11, any suit, action or proceeding against any party to this Agreement arising out of or relating to this Agreement shall be brought in any Federal or state court located in the Commonwealth of Virginia and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. A final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such suit, action or proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party irrevocably agrees not to assert (a) any objection that it may ever have to the laying of venue of any such suit, action or proceeding in any Federal or state court located in the Commonwealth of Virginia and (b) any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party waives any right to a trial by jury, to the extent lawful.

9.13 No Other Duties.

The only duties and obligations of the parties are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

9.14 Reliance on Counsel and Other Advisors.

Each party has consulted such legal, financial, technical or other expert as it deems necessary or desirable before entering into this Agreement. Each party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

9.15 Release by Shareholders.

Each of the undersigned Shareholders hereby irrevocably waives and releases (a) Synergy or any of the Acquired Subsidiaries (or any of their respective successors and assigns) and their respective officers, directors, employees, stockholders, agents and affiliates officers, directors, agents or representatives; (b) each of the Pension Plans; and (c) each of the Pension Plan Fiduciaries (collectively the “Released Parties”) from each and every claim, demand, account, debt, obligation, representation and each and every right and cause of action whatsoever (known or unknown, suspected or unsuspected), whether at law or in equity, that Shareholder or its successors, assigns, subsidiaries or affiliates now has or ever had, or that that Shareholder or its successors, assigns, subsidiaries or affiliates may hereafter have or assert against the Released Parties from the beginning of the earth until the date hereof, arising out of any act, transaction, matter or thing.

9.16 Counterparts.

This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

[Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

ICF CONSULTING GROUP, INC.,
a Delaware corporation

By:	/s/ ALAN R. STEWART
Name:	Alan R. Stewart
Title:	Chief Financial Officer

ICF CONSULTING GROUP HOLDINGS, INC., a Delaware corporation

By:	/s/ ALAN R. STEWART
Name:	Alan R. Stewart
Title:	Chief Financial Officer

PRINCIPAL SHAREHOLDERS OF
SYNERGY, INC.:

/s/ TERRENCE R. COLVIN
Terrence R. Colvin

/s/ DAVID L. ZIMMERMAN
Donald L. Zimmerman

/s/ WESLEY C. PICKARD
Wesley C. Pickard

[Signatures Continue on Following Page]

ZIMMERMAN FAMILY
LIMITED PARTNERSHIP # 2

/s/ DONALD L. ZIMMERMAN
Donald L. Zimmerman, Its General Partner

REVOCABLE LIVING TRUST OF
WESLEY C. PICKARD

/s/ WESLEY C. PICKARD
Wesley C. Pickard, Trustee

NON-PRINCIPAL SHAREHOLDERS OF
SYNERGY, INC.

/s/ JAMES R. BARKER
James R. Barker

/s/ MICHAEL A. DORNBUSCH
Michael A. Dornbusch

/s/ GORDON C. HELLER
Gordon C. Heller

/s/ ROBERT J. COLVIN
Robert J. Colvin

/s/ RICK D. GALE
Rick D. Gale

/s/ FREDERICK H. CZERNER
Frederick H. Czerner

/s/ WILLIAM R. HODGES
William R. Hodges

/s/ JAMES A. LUTZ
James A. Lutz

/s/ FRANCES F. PATTERSON
Frances F. Patterson

/s/ DOUGLAS E. LANE
Douglas E. Lane

/s/ JOSEPH T. MCNEER
Joseph T. McNeer

/s/ JOHN A. MOORE
John A. Moore

/s/ ULRIK R. PETERSEN
Ulrik R. Petersen

/s/ STEVE BATES
Steve Bates

/s/ JOSEPH BEEKMAN
Joseph Beekman

/s/ DEBBIE D. DANSBY
Debbie D. Dansby

/s/ LONNA HARTLEY
Lonna Hartley

/s/ SCOTT FILLBACK
Scott Fillback

/s/ CAREY BURKE
Carey Burke

/s/ CYNTHIA CHIPPS
Cynthia Chipps

/s/ DAVID R. COLVIN
David R. Colvin

/s/ SANDRA P. CIHLAR
Sandra P. Cihlar

/s/ GARY DUNN
Gary Dunn

/s/ RICK GALE
Rick Gale

/s/ JAVIER GAMEZ
Javier Gamez

/s/ THOMAS GANEY
Thomas Ganey

/s/ MARGARET GEORGE
Margaret George

/s/ JENNIFER GOOGINS
Jennifer Googins

/s/ LAURA KISTLER
Laura Kistler

/s/ JAMES GRIDLEY
James Gridley

/s/ WILLIAM HALL
William Hall

/s/ FLORIDA HENDRICKS
Florida Hendricks

/s/ ANDREW IRVINE
Andrew Irvine

/s/ ANDREW HENDRICKSON
Andrew Hendrickson

/s/ LAURENCE KOHLER
Laurence Kohler

/s/ VILMA LAWRENCE
Vilma Lawrence

/s/ ROB LEE
Rob Lee

/s/ DAVID LINTON
David Linton

/s/ MICHAEL LYNCH
Michael Lynch

/s/ PHILLP MANGER
Phillip Manger

/s/ BERT E. NELSON
Bert E. Nelson

/s/ PHIL NELSON
Phil Nelson

/s/ CHRISTINE RITCHEY
Christine Ritchey

/s/ MICHAEL J. SHAW
Michael J. Shaw

/s/ SHARON D. SMITH
Sharon D. Smith

/s/ JAMES F. SPATES
James F. Spates

/s/ JESSE STEWART III
Jesse Stewart III

/s/ DOUGLAS E. LANE
Douglas E. Lane

/s/ MONIKA E. RUPPERT
Monika E. Ruppert

/s/ ROBERT L. SIMS
Robert L. Sims

/s/ WILLIAM A. SMILEY
William A. Smiley

/s/ DAVID R. ZORICH
David R. Zorich

/s/ PHILIP L. SANDERS
Philip L. Sanders

/s/ EDWARD J. WAGNER
Edward J. Wagner

/s/ JOHN W. SCHADE
John W. Schade

/s/ DAVID R. COLVIN
David R. Colvin

/s/ WILLIAM A. SMILEY
William A. Smiley